Exhibit 10.4

Execution Version

SENIOR SECURED TERM LOAN AGREEMENT

Dated as of September 11, 2024

SOLARIS ENERGY INFRASTRUCTURE, LLC,

as Borrower,

SOLARIS ENERGY INFRASTRUCTURE, INC.,

as Parent

THE OTHER OBLIGORS PARTY HERETO,

THE LENDERS PARTY HERETO

AND

BANCO SANTANDER, S.A. NEW YORK BRANCH,

as Administrative Agent

SILVER POINT FINANCE, LLC,

as Collateral Agent and Documentation Agent

BANCO SANTANDER, S.A., NEW YORK BRANCH,

TCBI SECURITIES, INC. DOING BUSINESS AS TEXAS CAPITAL SECURITIES, and

WOODFOREST NATIONAL BANK,

as Joint Lead Arrangers and Joint Bookrunners

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE LOANS WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(C) OF THE CODE. LENDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE LOANS BY CONTACTING BORROWER AT SOLARIS ENERGY INFRASTRUCTURE, LLC, 9651 KATY FREEWAY, SUITE 300, HOUSTON, TEXAS 77024 (ATTN: CHIEF ACCOUNTING OFFICER AT (832) 304-7009).

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Section 11.	EVENTS OF DEFAULT; REMEDIES ON DEFAULT	73
11.1	Events of Default	73
11.2	Remedies upon Default	75
11.3	License	75
11.4	Setoff	76
11.5	Remedies Cumulative; No Waiver	76

Section 12.	AGENT	76
12.1	Appointment, Authority and Duties of Agent	76
12.2	Agreements Regarding Collateral and Borrower Materials	78
12.3	Reliance By Agent	78
12.4	Action Upon Default	79
12.5	Ratable Sharing	79
12.6	Indemnification	79
12.7	Limitation on Responsibilities of Agent	79
12.8	Successor Agent and Co-Agents	80
12.9	Due Diligence and Non-Reliance	81
12.10	Remittance of Payments and Collections	81
12.11	[Reserved]	85
12.12	Titles	85
12.13	Certain ERISA Matters	85
12.14	[Reserved]	86
12.15	[Reserved]	86

Section 13.	BENEFIT OF AGREEMENT; ASSIGNMENTS	86
13.1	Successors and Assigns	86
13.2	Participations	86
13.3	Assignments	87
13.4	Replacement of Certain Lenders	88

Section 14.	MISCELLANEOUS	88
14.1	Consents, Amendments and Waivers	88
14.2	Indemnity	90
14.3	Notices and Communications	90
14.4	Performance of Obligors’ Obligations	92
14.5	Credit Inquiries	92
14.6	Severability	92
14.7	Cumulative Effect; Conflict of Terms	92
14.8	Execution	92
14.9	Entire Agreement	93
14.10	Relationship with Lenders	93
14.11	No Advisory or Fiduciary Responsibility	93
14.12	Confidentiality	94
14.13	[Reserved]	94
14.14	GOVERNING LAW	94
14.15	Consent to Forum	94
14.16	Waivers	95

14.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	96
14.18	Patriot Act Notice	96
14.19	Intercreditor Agreement	96
14.20	NO ORAL AGREEMENT	96

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A	Assignment
EXHIBIT B	Compliance Certificate

SCHEDULE 1.1 SCHEDULE 1.1-A SCHEDULE 1.2	Commitments of Lenders Allocated Commitments of Lenders Specified Turbine Capital Expenditures
SCHEDULE 9.1.12	Names and Capital Structure
SCHEDULE 10.1.14	Post-Closing Obligations
SCHEDULE 10.2.1	Existing Debt
SCHEDULE 10.2.2	Existing Liens
SCHEDULE 10.2.4	Existing Investments

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SENIOR SECURED TERM LOAN AGREEMENT

This SENIOR SECURED TERM LOAN AGREEMENT is dated as of September 11, 2024 (as amended, modified or supplemented from time to time, this “Agreement”), among SOLARIS ENERGY INFRASTRUCTURE, LLC, a Delaware limited liability company (“Borrower”), SOLARIS OILFIELD SITE SERVICES OPERATING, LLC, a Texas limited liability company (“Site Services Operating”), SOLARIS OILFIELD EARLY PROPERTY, LLC, a Texas limited liability company (“Early Property”), SOLARIS OILFIELD SITE SERVICES PERSONNEL LLC, a Delaware limited liability company (“Site Services Personnel”), SOLARIS LOGISTICS, LLC, a Delaware limited liability company (“Logistics”), SOLARIS OILFIELD TECHNOLOGIES, LLC, a Delaware limited liability company (“Technologies”), SOLARIS TRANSPORTATION, LLC, a Delaware limited liability company (“Transportation”), MOBILE ENERGY RENTALS LLC, a Texas limited liability company (“Mobile”), SOLARIS ENERGY INFRASTRUCTURE, INC., a Delaware corporation (“Parent”), the financial institutions party to this Agreement from time to time as Lenders, BANCO SANTANDER, S.A., NEW YORK BRANCH, a national banking association, as administrative agent (in such capacity, “Administrative Agent”), and SILVER POINT FINANCE, LLC, as collateral agent and documentation agent (in such capacity, “Collateral Agent”).

R E C I T A L S:

Borrower has requested that Lenders provide a term loan credit facility to Borrower to finance the Obligors’ mutual and collective business enterprise. Lenders are willing to provide the term loan credit facility on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:

Section 1. DEFINITIONS; RULES OF CONSTRUCTION.

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABL Agent: Bank of America, in its capacity as administrative agent and collateral agent for the ABL Lenders together with any successor agent therefor.

ABL Agreement: that certain Loan, Security and Guaranty Agreement to be dated on or about the Closing Date, among Borrowers (as defined therein), as obligors, ABL Lenders and ABL Agent, as amended, supplemented or otherwise modified from time to time (subject to the Intercreditor Agreement); provided that the borrowing base available thereunder (including advance rates and eligibility criteria) is usual and customary for asset based lenders by commercial banks).

ABL Debt: as defined in Section 10.2.1(b).

ABL Documents: the “Loan Documents” under (and as defined in) the ABL Agreement.

ABL Lenders: the “Lenders” under (and as defined in) the ABL Agreement.

ABL Priority Collateral: as defined in the Intercreditor Agreement.

Acquisition: a transaction or series of transactions resulting in (a) acquisition of a business, division or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of an Obligor or Subsidiary with another Person.

Administrative Agent: as defined in the introductory paragraph hereof and subject to Section 12.8.

Affected Financial Institution: any EEA Financial Institution or UK Financial Institution.

Affiliate: with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person. Without limitation to the foregoing, any Person that directly or indirectly holds 20% or more of the Equity Interests of another Person shall be deemed to be an Affiliate of that Person for purposes of this Agreement.

Administrative Agent Indemnitees: Administrative Agent and its officers, directors, employees, Affiliates and Administrative Agent Professionals.

Administrative Agent Professionals: attorneys, accountants, advisors, and agents of Administrative Agent.

Agent: means, collectively, Collateral Agent and Administrative Agent.

Agent Professionals: means Administrative Agent Professionals and Collateral Agent Professionals.

Agreement: as defined in the introductory paragraph hereof.

Allocated Commitment: with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 1.1-A under the caption “Allocated Commitment”. The aggregate amount of the Lenders’ Allocated Commitments on the Closing Date is $325,000,000.

Annualized EBITDA: means, for each fiscal quarter ending on or prior to June 30, 2026, an amount equal to (x) EBITDA (prior to giving effect to any cure amounts) for each such period set forth in the table below multiplied by (y) the applicable factor as set forth in the table below:

Period	Annualizing factor
Each single fiscal quarter period ending on or prior to December 31, 2025	4
The two-fiscal quarter period ending March 31, 2026	2
The three-fiscal quarter period ending June 30, 2026	4/3

Anti-Corruption Law: any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as (i) provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities and (ii) programs, permits and guidance promulgated by regulators.

Applicable Margin: for any day, (i) for any Base Rate Loans, 5.00% per annum, and (ii) for any Term SOFR Loans, 6.00% per annum; provided, if the Specified Turbine Contract is terminated on or prior to November 30, 2024, the Applicable Margin shall be equal to the per annum rate set forth in the table below, which ratio shall be calculated as of the end of the most recent period for which a Compliance Certificate is received by the Administrative Agent in accordance with Section 10.1.1(d), effective as of (x) for any Base Rate Loans, the date of such termination and (y) for any Term SOFR Loans, the date of expiration of the then-applicable Interest Period:

Total Leverage Ratio	Base Rate Loans	Term SOFR Loans
> 2.00:1.00	5.25%	6.25%
≤ 2.00:1.00	5.00%	6.00%

; provided that until the first delivery of a Compliance Certificate pursuant to Section 10.1.1(d), the Total Leverage Ratio will be deemed to be less than or equal to than 2.00:1.00 for purposes of the calculation of the Applicable Margin.

Approved Fund: any entity owned or Controlled by a Lender or Affiliate of a Lender, if such entity is engaged in making or investing in commercial loans in its ordinary course of activities.

Arranger Indemnitees: Arrangers and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Arrangers: Banco Santander, S.A., New York Branch, TCBI Securities, Inc. doing business as Texas Capital Securities and Woodforest National Bank, in their capacities as joint lead arrangers and joint bookrunners.

Assignment: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit A or otherwise reasonably satisfactory to Administrative Agent.

Available Tenor: as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.17.2.

Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

Bail-In Legislation: with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

Bank of America: Bank of America, N.A.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Term SOFR for a one-month interest period as of such day, plus 1.0%; provided, that in no event shall the Base Rate be less than the Floor.

Base Rate Loan: a Loan that bears interest based on the Base Rate.

Benchmark: initially, the Term SOFR Screen Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Screen Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.17.2.

Benchmark Replacement: with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Adjustment: with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

Benchmark Replacement Date: the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Start Date: in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

Benchmark Unavailability Period: the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.17.2 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 2.17.2.

Beneficial Ownership Certification: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in form and substance reasonably satisfactory to each Lender.

Beneficial Ownership Regulation: as defined in 31 C.F.R. §1010.230.

Benefit Plan: any (a) employee benefit plan (as defined in ERISA) subject to Title I of ERISA, (b) plan (as defined in and subject to Section 4975 of the Code), or (c) Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such employee benefit plan or plan.

BlackRock Holder Group Member: Any Lender that is a fund or account under management by BlackRock Financial Management, Inc. or any of its Affiliates.

Borrowed Money: with respect to any Obligor or Subsidiary, without duplication, (a) any obligation that (i) arises from the lending of money by any Person to such Obligor or Subsidiary, (ii) is evidenced by notes, loan agreements, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business and not more than 60 days past due), or (iv) was issued or assumed as full or partial payment for Property or services; (b) Capital Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person. For the avoidance of doubt, “Borrowed Money” shall not include obligations arising under “operating leases” as defined in Accounting Standards Codification (“ASC”) 842.

Borrower Materials: Compliance Certificates, Notices of Borrowing, Notices of Conversion/Continuation, and other information, reports, financial statements and materials delivered by Obligors under the Loan Documents, as well as Reports and other information provided at Borrower’s discretion by Administrative Agent to Lenders in connection with the credit facility established by this Agreement.

Borrower: as defined in the introductory paragraph hereof.

Borrowing: Loans made or converted together on the same day, with the same interest option and, if applicable, Interest Period.

Business Day: any day except a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

Call Premium: in connection with any repayment, refinancing, substitution or replacement of any Loans, including any payments made in accordance with Section 2.6 (except for payments made in connection with Section 2.6.2), Section 2.7, Section 2.8 (except for payments made in accordance with Section 2.8.2, Section 2.8.3 and Section 2.8.4) or Section 11.2(a) (it being agreed that, in the case of an acceleration of any Loans pursuant to Section 11.2(a), the principal amount of the Loans accelerated shall be deemed to have been paid on the date of acceleration solely for purposes of calculating the Call Protection Amount) made prior to September 11, 2027, an additional premium in an amount equal to one percent (1.0%) of the Called Principal.

Call Protection Amount: collectively, the Call Premium and, if applicable, the Make-Whole Amount. On and after September 11, 2027, the Call Protection Amount shall be zero (0).

Called Principal: with respect to any Loan, the principal of such Loan that is to be prepaid pursuant to Section 2.6, Section 2.7 or Section 2.8 or has become or is declared to be immediately due and payable pursuant to Section 11.2, as the context requires.

Capital Expenditures: all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

Capital Lease Obligations: of any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP (a “Capital Lease”), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (but excluding, for the avoidance of doubt, “operating leases” as defined in ASC 842).

Cash Adjustment: as of any date, the lesser of (a) $30,000,000 and (b) the amount on such date of unrestricted cash and cash equivalents of the Borrower and its Subsidiaries in deposit accounts and securities accounts (other than Excluded Accounts) of the Borrower and its Subsidiaries which are subject to a perfected Lien (subject to the terms of the Intercreditor Agreement) in favor of the Collateral Agent.

Casualty Event: any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries having a fair market value in excess of $5,000,000.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: the occurrence of any of the following events or series of events:

(a) Parent shall cease to be the sole managing member of Borrower; or

(b) Except in a transaction expressly permitted under the Loan Documents and after giving effect thereto, Borrower shall cease to own 100% of the Equity Interests of another Borrower; or

(c) any Person (excluding any Qualifying Owner or any group of Qualifying Owners acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act, and excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent) is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding voting securities; or

(d) there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(e) the stockholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by Parent of all or substantially all of Parent’s assets, other than such sale or other disposition by Parent of all or substantially all of Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale; or

(f) a “change of control” or similar event occurs under the ABL Agreement or any other Debt in excess of $5,000,000.

Notwithstanding the foregoing, except with respect to clause (b) above, a Change of Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of Parent immediately following such transaction or series of transactions.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable and documented out-of-pocket attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or exit of Administrative Agent or any Lender) incurred by or asserted against any Indemnitee by an Obligor or other Person, relating to any (a) Loan, Loan Document, Borrower Materials or related transaction, (b) action taken or omitted in connection with this credit facility, (c) existence or perfection of Liens or realization on Collateral, (d) exercise of rights or remedies under a Loan Document or Applicable Law, (e) failure by an Obligor to perform or observe any term of a Loan Document, or (f) reliance by an Indemnitee on an electronic signature, record or Communication, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an appeal or Insolvency Proceeding), whether or not an Indemnitee or Obligor is a party.

Closing Date: as defined in Section 6.1.

CME: CME Group Benchmark Administration Limited.

Code: the Internal Revenue Code of 1986, as amended from time to time.

Collateral: all Property described in the Security Agreement and any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations, in each case, other than Excluded Property.

Collateral Agent: as defined in the introductory paragraph hereof and subject to Section 12.8.

Collateral Agent Indemnitees: Collateral Agent and its officers, directors, employees, Affiliates and Collateral Agent Professionals.

Collateral Agent Professionals: attorneys, accountants, advisors, and agents of Collateral Agent.

Commitment: with respect to each Lender, its commitment to make Loans in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 under the caption “Commitment”; provided that such commitment shall be automatically terminated upon the funding of the Loans pursuant to Section 2.1. The aggregate amount of the Lenders’ Commitments on the Closing Date (prior to funding of the Loans) is $325,000,000.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. §1 et seq.).

Communication: any notice, request, election, representation, certificate, report, disclosure, statement, authorization, approval, consent, waiver, document, amendment or transmittal of information of any kind in connection with a Loan Document, including any Borrower Materials or Modification of a Loan Document.

Compliance Certificate: a certificate, in the form of Exhibit B or otherwise reasonably satisfactory to Required Lenders, by which Obligors (a) make certain representations and warranties, (b) certify (i) the calculations of the Fixed Charge Coverage Ratio and the Total Leverage Ratio and compliance with Section 10.3, (ii) as to whether a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) certain financial statements, and (c) state whether any change in GAAP or in the application thereof has occurred since the Closing Date or the date of the last Compliance Certificate and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

Conforming Changes: with respect to use, administration of or conventions associated with SOFR, Term SOFR or any proposed Benchmark Replacement, as applicable, any conforming changes to the definitions of Base Rate, SOFR, Term SOFR and Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of Business Day and U.S. Government Securities Business Day, timing of borrowing requests or prepayment, conversion or continuation notices, and length of lookback periods) as may be appropriate, in Administrative Agent’s reasonable discretion, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of any Loan Document).

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes.

Consolidated Net Tangible Assets: as of any date of determination, for Parent, Borrower and Subsidiaries of Parent or Borrower, on a consolidated basis, the aggregate amount of total assets included in such Persons’ most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet, and (c) all such assets of any Subsidiary that is not a Wholly-Owned Subsidiary of a Borrower.

Control: possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

Covered Entity: (a) a “covered entity,” as defined and interpreted in accordance with 12 C.F.R. §252.82(b); (b) a “covered bank,” as defined in and interpreted in accordance with 12 C.F.R. §47.3(b); or (c) a “covered FSI,” as defined in and interpreted in accordance with 12 C.F.R. §382.2(b).

Current Expected Credit Loss Standard: Accounting Standards Codification 326, which sets forth ASU 2016-13, Financial Instruments-Credit Losses (Topic 326); Measurement of Credit Losses on Financial Instruments.

Daily Simple SOFR: with respect to any applicable determination date, the secured overnight financing rate published on the FRBNY website (or any successor source reasonably satisfactory to the Required Lenders).

Debt: as applied to any Person, without duplication, (a) all Borrowed Money; (b) all Guarantees; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; (d) in the case of an Obligor, the Obligations; (e) all obligations to pay the deferred purchase price of Property or services, including any purchase price adjustments or earnouts and indemnities with respect to the purchase of Property or services, but excluding current accounts payable incurred in the Ordinary Course of Business; (f) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property; (g) all obligations, whether or not contingent, in respect of Disqualified Equity Interests valued at, in the case of redeemable preferred Equity Interests, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Equity Interests plus accrued and unpaid dividends; and (h) all payments that would be required to be made in respect of any Swap after giving effect to any netting agreement with respect thereto in the event of a termination (including an early termination) on the date of determination. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer. For the avoidance of doubt, “Debt” shall not include obligations arising under “operating leases” as defined in ASC 842.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate or fee (including margin) otherwise applicable thereto.

Deposit Account Control Agreement: control agreement reasonably satisfactory to Collateral Agent executed by an institution maintaining a Deposit Account for an Obligor, to perfect Collateral Agent’s Lien on such account (subject to the Intercreditor Agreement).

Disposition: the sale, transfer, license, lease, consignment or other disposition (in one transaction, a series of transactions or otherwise) of property of a Person, including a sale-leaseback transaction, synthetic lease, issuance of Equity Interests by a subsidiary, Division, or sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or related rights.

Disqualified Equity Interests: any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to 180 days after the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to 180 days after the Termination Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to Full Payment of all Obligations; provided, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 180 days after the Termination Date shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the Full Payment of the Obligations.

Division: the division of assets, liabilities and/or obligations of a Person among two or more Persons (whether pursuant to a “plan of division” or similar arrangement, including under Texas law with respect to a divisive merger), which may or may not include the original dividing Person and pursuant to which the original dividing Person may or may not survive.

Dollars: lawful money of the United States.

Domestic Subsidiary: any Subsidiary that is not a Foreign Subsidiary.

EBITDA: without duplication, for any period:

(a) the consolidated net income (excluding any extraordinary, unusual or non-recurring gains, losses or expenses) of Parent and its Wholly-Owned Subsidiaries; plus

(b) to the extent deducted in calculating such consolidated net income, (i) depreciation, amortization, and other non-cash items (including, for the avoidance of doubt, non-cash expenses accrued in accordance with the Current Expected Credit Loss Standard), (ii) Interest Expense, (iii) federal and state income tax expense (or, without duplication, Permitted Tax Distributions) (including state margin, franchise, gross receipts or similar Taxes), (iv) [reserved], and (v) fees and expenses related to the Transactions on the Closing Date in an aggregate amount not exceeding $16,000,000, minus,

(c) to the extent added in calculating such consolidated net income, any non-cash income; plus

(d) the net income of any Person in which the Borrower or any of its Subsidiaries has a joint interest with a third party (including any Person that is a Subsidiary that is not Wholly-Owned) but only to the extent such income (i) is actually paid in cash to the Borrower or any of its Wholly-Owned Subsidiaries by dividend or other distribution during such period and (ii) is at the time such distribution or dividend is made, permitted under such Person’s charter or any organizational agreement and not prohibited by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

EEA Financial Institution: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Copy: as defined in Section 14.8.

Electronic Record and Electronic Signature: as defined in 15 U.S.C. §7006.

Eligible Assignee: (a) a Lender, Affiliate of a Lender or Approved Fund that satisfies Section 12.13; (b) an assignee approved by Borrower (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within four Business Days after written notice of the proposed assignment) and Administrative Agent; or (c) during an Event of Default, any Person to whom assignment would not violate Applicable Laws.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral, whether by judicial action, self-help, notification of Account Debtors, setoff or recoupment, credit bid, deed in lieu of foreclosure, action in an Insolvency Proceeding or otherwise.

Environmental Laws: Applicable Laws relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including the Resource Conservation and Recovery Act (42 U.S.C. §§6991-6991i), Clean Water Act (33 U.S.C. §1251 et seq.) and CERCLA.

Environmental Liability: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any hazardous materials, (c) exposure to any hazardous materials, (d) the release or threatened release of any hazardous materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest, including without limitation, warrants, options, or other rights to purchase or acquire, and securities convertible into or exchangeable for, an equity security or ownership interest.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal of an Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) filing of a notice of intent to terminate, treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that a Pension Plan is considered an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability on an Obligor or ERISA Affiliate under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Erroneous Payment: has the meaning assigned to it in Section 12.10.2(a).

Erroneous Payment Deficiency Assignment: has the meaning assigned to it in Section 12.10.2(d)(i).

Erroneous Payment Impacted Class: has the meaning assigned to it in Section 12.10.2(d)(i).

Erroneous Payment Return Deficiency: has the meaning assigned to it in Section 12.10.2(d)(i).

Erroneous Payment Subrogation Rights: has the meaning assigned to it in Section 12.10.2(e).

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association, as in effect from time to time.

Event of Default: as defined in Section 11.

Exam Trigger Period: “Exam Trigger Period” under (and as defined in) the ABL Agreement.

Excess Cash Flow: for any period, an amount equal to the excess of:

(a)	the sum, without duplication, of:

(i)	consolidated net income of the Borrower,

(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such consolidated net income,

(iii)

any decrease to Working Capital (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Subsidiaries completed during such period or the application of purchase accounting, and calculated without taking into effect cash and non-cash adjustments),

(iv)

an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such consolidated net income, minus

(b)	the sum, without duplication, of:

(i)

the amount of all non-cash credits included in arriving at such consolidated net income, and the amount of any cash charges not included in calculating consolidated net income per the definition thereof,

(ii)

the aggregate amount of all principal payments of Debt of the Borrower and its Subsidiaries (including (A) the principal component of payments in respect of Capital Leases and (B) the amount of any mandatory or voluntary prepayment of Loans pursuant to Section 2.7 or Section 2.8, to the extent required due to an asset sale, insurance or condemnation award or other contractual requirement, or other receipt of funds that resulted in an increase to such consolidated net income and not in excess of the amount of such increase), except to the extent financed with the proceeds of Debt of the Borrower or its Subsidiaries or the proceeds of issuances of Equity Interests,

(iii)

an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Subsidiaries during such period (other than asset dispositions in the ordinary course of business) to the extent included in arriving at such consolidated net income,

(iv)

any increase in Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Subsidiaries completed during such period or the application of purchase accounting, and calculated without taking into effect cash and non-cash adjustments),

(v)	cash payments by the Borrower and its Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Debt,

(vi)

Restricted Payments actually paid in cash by the Borrower during such Fiscal Quarter, but only to the extent the Borrower was permitted to make such distribution at such time in accordance with the conditions set forth in Section 10.2.8, provided that for the first four Excess Cash Flow Payment Dates following an Acquisition, the reduction of Excess Cash Flow on account of any distributions made pursuant to Section 10.2.8(e)(iii) will not exceed an amount equal to 50% of the free cash flow of the applicable Acquisition giving rise to such distributions for the immediately prior four-fiscal quarter period as of such Excess Cash Flow Payment Date,

(vii)

the aggregate amount of expenditures (other than expenditures listed on Schedule 1.2) actually made by the Borrower and its Subsidiaries in Cash during such period to the extent that such expenditures are not expensed during such period or are not deducted in calculating consolidated net income, and

(viii)

the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such period that are made in connection with any prepayment of Debt;

provided that if Excess Cash Flow determined as provided above shall ever be less than $0, Excess Cash Flow shall be deemed to be $0.

Excluded Account: any Deposit Account (a) exclusively used for purposes of (i) funding payroll, (ii) payroll taxes or (iii) employee benefit payments; provided that the aggregate amount of cash and cash qualified in Excluded Accounts pursuant to clause (a)(i) shall not exceed the Borrower’s good faith estimate of one month of payroll at any time, (b) constituting zero-balance disbursement accounts, and (c) constituting petty cash accounts containing not more than $250,000 on deposit therein at any time (but no more than $500,000 for all such accounts in the aggregate).

Excluded Property: each of the following: (a) (i) all leasehold estates with respect to office space used by Borrower or any of its Subsidiaries and (ii) all other real property interests (other than Material Real Estate), (b) (i) all light-duty vehicles, including F-150s, F-250s and F-350s and similar trucks, and (ii) other motor vehicles having an aggregate book value of not greater than $5,000,000; provided that trailers shall not constitute “Excluded Property”, (c) Commercial Tort Claims having an aggregate book value of not greater than $100,000, (d) the outstanding voting Equity Interests in each Foreign Subsidiary or Foreign Subsidiary Holdings Company which is owned directly by Borrower or any of its Domestic Subsidiaries in excess of 65% of issued and outstanding voting Equity Interests of such Foreign Subsidiary or such Foreign Subsidiary Holdings Company, and Equity Interests issued by Foreign Subsidiaries or Foreign Subsidiary Holdings Companies that are owned by Foreign Subsidiaries, (e) any property owned by any Foreign Subsidiary, (f) any property with respect to which the Borrower and Collateral Agent reasonably determine, in writing, that the cost or other consequence of obtaining a Lien thereon or perfection thereof is excessive in relation to the benefit to the secured party of the security to be afforded thereby, and (g) any item of General Intangibles that is now or hereafter held by Borrower or any of its Subsidiaries but only to the extent that such item of General Intangibles (or any agreement evidencing such item of General Intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than Parent, the Borrower or any of its Subsidiaries) to, the grant, creation, attachment or perfection of the security interest granted in the Security Documents, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under Applicable Law and is not rendered ineffective by Applicable Law (including, without limitation, pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC, and any successor provision thereto), provided, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the restriction, prohibition and/or requirement of consent shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such General Intangible not subject to the prohibitions specified above; provided, further, that, notwithstanding the foregoing in each case, “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property, including monies due or to become due to an Obligor (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

Excluded Taxes: means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) withholding Taxes imposed pursuant to FATCA; and (d) Taxes attributable to a Recipient’s failure to comply with Section 2.13.6.

Extraordinary Expenses: all costs, expenses or advances incurred by any Agent Indemnitee during an Event of Default or Obligor’s Insolvency Proceeding, including those relating to any (a) audit, inspection, repossession, storage, repair, appraisal, insurance, processing, preparation or advertising for sale, sale, collection, or other preservation of or realization upon Collateral; (b) action, arbitration or other proceeding (whether instituted by or against Administrative Agent, Collateral Agent, any Lender, any Obligor, any creditor(s) of an Obligor or any other Person) in any way relating to any Collateral, Collateral Agent’s Liens, Loan Documents or Obligations, including any lender liability or other Claims; (c) Enforcement Action or exercise of any rights or remedies in, or the monitoring of, an Insolvency Proceeding; (d) settlement or satisfaction of taxes, charges or Liens with respect to any Collateral; and (e) negotiation and documentation of any Modification, workout, restructuring, forbearance, liquidation or collection with respect to any Loan Document, Collateral or Obligations. Such costs, expenses and advances include transfer fees, Other Taxes, storage and insurance costs, permit fees, utility expenses, legal and accounting fees and expenses, appraisal costs, brokers’ and auctioneers’ commissions, environmental study costs, wages and salaries paid to employees of any Obligor or independent contractors in liquidating Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an applicable intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the foregoing.

Federal Funds Rate: for any day, the per annum rate calculated by FRBNY based on such day’s federal funds transactions by depository institutions (as determined in such manner as FRBNY shall set forth on its public website from time to time) and published on the next Business Day by FRBNY as the federal funds effective rate; provided, that in no event shall the Federal Funds Rate be less than the Floor.

Financial Officer: the chief financial officer, principal accounting officer, treasurer or controller of the applicable Obligor.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Obligors and Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and Subsidiaries for the most recent 12 months, of (a) Annualized EBITDA minus Capital Expenditures (except those financed with (i) Borrowed Money or (ii) the net proceeds of an issuance of Equity Interests by Borrower) and cash taxes (including Permitted Tax Distributions) paid, to (b) Fixed Charges; provided, that for each fiscal quarter ending on or prior to June 30, 2026, Capital Expenditures, cash taxes and Fixed Charges shall also be calculated for each such period set forth in the table in the definition of Annualized EBITDA and multiplied by the applicable factor as set forth in such table.

Fixed Charges: the sum of Interest Expense (other than payment-in-kind), principal payments made on Borrowed Money (other than the Loans), and Restricted Payments made (excluding Permitted Tax Distributions and other than Restricted Payments solely among Obligors).

FLSA: the Fair Labor Standards Act of 1938.

Flood Laws: the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973 and related laws.

Floor: 1.00%.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.

Foreign Subsidiary: a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would reasonably be expected to result in material tax liability to Borrower (or the regarded owner of any Borrower if a Borrower is a partnership or disregarded entity for US income tax purposes).

Foreign Subsidiary Holding Company: any Subsidiary substantially all of the assets of which are Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or Equity Interests and debt of one or more (x) Foreign Subsidiaries and (y) other Subsidiaries that are Foreign Subsidiary Holding Companies pursuant to clause (x) of this definition.

FRBNY: the Federal Reserve Bank of New York.

Full Payment: with respect to any Obligations, the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding).

Funded CapEx Account: a segregated deposit account established by Obligors at Bank of America, over which the Collateral Agent has a first priority Lien and springing control.

GAAP: generally accepted accounting principles in effect in the United States from time to time, subject to Section 1.2.

Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Guarantee: of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

Guarantors: Each Subsidiary of the Borrower that guarantees payment or performance of Obligations, including as of the Closing Date, for the avoidance of doubt, the Subsidiaries of the Borrower party to this Agreement on the Closing Date.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Collateral Agent, including the Security Agreement.

Immaterial Subsidiary: subject to Section 10.2.15, any (a) Domestic Subsidiary which (i) for any twelve (12) month period ending on the last day of any Fiscal Quarter had less than $10,000 of revenues and (ii) as of the last day of such Fiscal Quarter was the owner of less than $25,000 of assets, (b) any Foreign Subsidiary which as of the last day of such fiscal quarter was the owner of less than $15,000,000 of assets all as shown on the consolidated financial statements of Obligors. All Immaterial Subsidiaries as of the Closing Date are identified as such on Schedule 9.1.12 attached hereto.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Collateral Agent Indemnitees and Arranger Indemnitiees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intercreditor Agreement: that certain ABL/Term Intercreditor Agreement to be dated on or about the Closing Date, among each Obligor from time to time party thereto, Collateral Agent, as the Term Loan Agent, and the ABL Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Interest Expense: for any period, total interest expense accruing on Debt of Parent and Subsidiaries, on a consolidated basis, during such period (including interest expense attributable to Capital Lease Obligations and amounts attributable to interest incurred under Swaps), determined in accordance with GAAP.

Interest Payment Date: (a) for each Term SOFR Loan, the last day of the applicable Interest Period and, if the Interest Period is more than three months, each three month anniversary of the beginning of the Interest Period; and (b) for all other Loans, the last day of each Fiscal Quarter.

Interest Period: a period of one, three or six months (in each case, subject to availability) applicable to each Term SOFR Loan; provided, that (a) the Interest Period shall begin on the date the Loan is made or continued as, or converted into, a Term SOFR Loan, and shall expire one, three or six months thereafter, as applicable; (b) if any Interest Period begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at its end, or if such corresponding day falls after the last Business Day of the end month, then the Interest Period shall expire on the end month’s last Business Day; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day; and (c) no Interest Period shall extend beyond the Termination Date.

Investment: as defined in Section 10.2.4.

IRS: the United States Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.

Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents, advisors, attorneys, consultants, service providers and other representatives.

Lenders: lenders party to this Agreement and any Person who hereafter becomes a “Lender” pursuant to an Assignment, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by Administrative Agent or a Lender by notice to Borrower and, if applicable, Administrative Agent.

License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

Lien Waiver: an agreement, in form and substance reasonably satisfactory to Collateral Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and allows Collateral Agent to enter the premises and remove, store and dispose of Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Collateral Agent, and agrees to deliver Collateral to Collateral Agent upon request or provide Collateral Agent access to remove the Collateral; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Collateral Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver Collateral to Collateral Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Collateral Agent the right, vis-à-vis such Licensor, to enforce Collateral Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan: a loan made by a Lender under the credit facility established by this Agreement.

Loan Documents: this Agreement, Other Agreements and Security Documents.

Make-Whole Amount: with respect to any Loan, an amount, as calculated by the Required Lenders (which shall be deemed to be correct absent manifest error), equal to the excess, if any, of the Remaining Scheduled Payments with respect to the Called Principal of such Loan over the amount of such Called Principal, provided that (i) the Make-Whole Amount shall not be less than zero (0) and (ii) the Make-Whole Amount shall be zero (0) on and after the Make-Whole Expiry Date.

Make-Whole Expiry Date: September 11, 2026.

Margin Stock: as defined in Regulation U of the Federal Reserve Board of Governors.

Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of the Obligors and their Subsidiaries, taken as a whole, the value of any material Collateral, the enforceability of any Loan Document, or the validity or priority of Collateral Agent’s Lien on any Collateral; or (b) impairs the ability of the Obligors, taken as a whole, to perform their obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Collateral Agent to enforce or collect any Obligations or to realize upon any Collateral.

Material Debt: Debt (other than the Obligations) of any one or more of the Obligors or Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Debt, the “principal amount” of the obligations of any Obligor or Subsidiary in respect of any Swap at any time shall be the Swap Termination Value of such Swap.

Material Real Estate: Real Estate with a fair market value in excess of $12,000,000 individually (or $22,000,000, in the aggregate).

MER Acquisition: the direct or indirect Acquisition by Borrower and Parent of substantially all of the Equity Interests of Mobile Energy Rentals LLC, a Texas limited liability company, in accordance with the terms of the MER Acquisition Agreement.

MER Acquisition Agreement: that certain Contribution Agreement dated as of July 9, 2024, among Solaris Oilfield Infrastructure, Inc. (n/k/a Solaris Energy Infrastructure, Inc.), as Acquiror Parent; Solaris Oilfield Infrastructure, LLC (n/k/a Solaris Energy Infrastructure, LLC), as Acquiror; J Turbines, Inc. and KTR Management Company, LLC, together as Contributors; and John A. Johnson and John Tuna, together, as Contributor Owners.

Modification: any amendment, supplement, extension, approval, consent, waiver, change or other modification of a Loan Document, including any waiver of a Default or Event of Default.

Moody’s: Moody’s Investors Service, Inc. or any successor acceptable to Administrative Agent.

Mortgage: a mortgage, deed of trust or other Lien on Real Estate granted to Collateral Agent by an Obligor to secure any Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which an Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Multiple Employer Plan: a Plan with two or more contributing sponsors, including an Obligor or ERISA Affiliate, at least two of whom are not under common control, as described in ERISA Section 4064.

Net Proceeds: proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from a Disposition, Casualty Event, incurrence of Debt, issuance of Equity Interests in a public offering or any other sale, lease, conveyance, disposition or other transfer of property, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Collateral Agent’s Liens on Collateral sold; (c) Taxes paid or payable by Obligors as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements), including sales, use, transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

Non-Guarantor Subsidiary: means, as of any date of determination, any Subsidiary that is not a Guarantor.

Notice of Borrowing: notice by Borrower of a Borrowing, in form reasonably satisfactory to Administrative Agent.

Notice of Conversion/Continuation: written notice by Borrower for conversion or continuation of a Loan as a Term SOFR Loan, in form reasonably satisfactory to Administrative Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) interest, expenses, fees, indemnification obligations, Claims and other amounts payable by Obligors under Loan Documents, (c) the Loan Parties’ obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights, and (d) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

Obligor: Borrower and each Guarantor.

Ordinary Course of Business: the ordinary course of business of any Obligor or Subsidiary, undertaken in good faith and consistent with Applicable Law and past practices.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each fee letter, Lien Waiver, Intercreditor Agreement, Related Real Estate Document, Borrower Material, Communication, note, assignment, document, instrument or agreement of any kind (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person (at an Obligor’s direction) to Administrative Agent, Collateral Agent or a Lender in connection with any transaction relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made at the request of the Borrower pursuant to Section 13.4).

Parent: Solaris Energy Infrastructure, Inc.

Participant: as defined in Section 13.2.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Recipient: has the meaning assigned to it in Section 12.10.2(a).

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted Acquisition: an Acquisition permitted by Section 10.2.16.

Permitted Disposition: a Disposition permitted by Section 10.2.5.

Permitted Encumbrances:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being Properly Contested;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 30 days or are being Properly Contested;

(c) pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits (including letters of credit) to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, commodity, currency or other hedges permitted hereunder and other obligations of a like nature, in each case in the Ordinary Course of Business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default and pre-judgment Liens created by or existing from any litigation or legal proceedings that are being Properly Contested, and which would not, upon becoming Liens securing judgments for the payment of money, constitute an Event of Default;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on Real Estate imposed by law or arising in the Ordinary Course that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Obligor or Subsidiary;

(g) Liens in favor of a banking or other financial institution arising as a matter of law or in the Ordinary Course of Business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(h) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the Ordinary Course of Business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens arising from the filing of precautionary UCC financing statements regarding operating leases or any consignment arrangements;

(k) leases, subleases, licenses, sublicenses granted to others in the Ordinary Course of Business;

(l) any interest or title of a lessor or sublessor, licensor or sublicensor under any lease or license not prohibited by this Agreement or the other Loan Documents; and

(m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the Ordinary Course of Business and not for speculative purposes.

Permitted Investments:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (e) above; and

(g) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

Permitted Lien: as defined in Section 10.2.2.

Permitted Tax Distributions: (i) for any calendar year or portion thereof during which any Obligor is either a pass-through entity for U.S. federal income Tax purposes or filing an affiliated, combined, consolidated, unitary or similar Tax return with or that includes any of its direct or indirect shareholders, members or partners, payments and distributions to the shareholders, members or partners of such Obligor in an amount not to exceed the product of (a) the highest combined marginal federal and applicable state and local income tax rates for individuals or corporations, if higher, residing in New York, New York (taking into account the character of the taxable income (e.g., long-term capital gain, qualified dividend income, ordinary income, etc.) and the deductibility for individuals (or lack thereof) of state and local income Taxes), multiplied by (b) the total aggregate taxable income of such Obligor and its Subsidiaries during the relevant calendar year or portion thereof, calculated without regard to, for clarity any Tax deductions or basis adjustments arising under Code Section 743 attributable to the assets of such Obligor or its Subsidiaries, and (ii) cash distributions to any direct or indirect shareholders, members or partners of any Obligor to the extent necessary for Parent to make payments when due and payable pursuant to the Tax Receivable Agreement.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity of any kind.

Plan: any Benefit Plan maintained for employees of an Obligor or ERISA Affiliate, or to which an Obligor or ERISA Affiliate is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledge Agreement: that certain Parent Pledge Agreement entered into as of the date hereof among the Parent and the Collateral Agent.

Prime Rate: the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent and applied to similarly situated companies) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined by dividing the amount of such Lender’s Loans by the aggregate outstanding Loans or, if all Loans have been paid in full, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor or Subsidiary, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s or Subsidiary’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; and (d) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

PTE: a prohibited transaction class exemption issued by the U.S. Department of Labor, as amended from time to time.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; and (b) Debt (other than the Obligations) incurred within 90 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; provided, that the principal component of such Debt does not exceed the cost of acquiring such fixed assets.

Purchase Money Lien: a Lien permitted under Section 10.2.2(d).

Qualifying Owners: (i) William A. Zartler, or any company of which he is the manager, managing member or otherwise controls, including Solaris Energy Capital, LLC, (ii) any wife, lineal descendant, legal guardian or other legal representative or estate of the principal member named in clause (i) above; (iii) any trust of which at least one of the trustees is a person described in clauses (i) or (ii) above, (iv) Yorktown Energy Partners X, L.P. and any affiliated funds or investment vehicles managed by Yorktown Partners LLC, (v) J Turbines, Inc. and any affiliated funds or investment vehicles managed by J Turbines, Inc., (vi) KTR Management Company, LLC and any affiliated funds or investment vehicles managed by KTR Management Company, LLC, (vii) any affiliated funds or investment vehicles managed by any of the persons described in clauses (iv), (v) or(vi) above, and (viii) any general partner, managing member, principal or managing director of any of the persons described in clause (vii) above.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

Recipient: Administrative Agent, Collateral Agent or any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance reasonably satisfactory to Collateral Agent and received by Collateral Agent for review: (a) at least 45 days prior to the effective date of the Mortgage, all information reasonably requested by Collateral Agent for due diligence pursuant to Flood Laws; and (b) at least 15 days (or such shorter period as Collateral Agent shall permit) prior to the effective date of the Mortgage: (i) a mortgagee title policy (or binder therefor) covering Collateral Agent’s interest under the Mortgage, by an insurer reasonably acceptable to Collateral Agent, which must be fully paid on such effective date; (ii) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Collateral Agent may require with respect to other Persons having an interest in the Real Estate; (iii) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and certified by a licensed surveyor reasonably acceptable to Collateral Agent; (iv) a life-of-loan flood hazard determination and, if any Real Estate is located in a special flood hazard zone, flood insurance documentation and coverage reasonably satisfactory to Collateral Agent; (v) a current appraisal of the Real Estate, prepared by an appraiser engaged by Collateral Agent, and in form and substance reasonably satisfactory to Collateral Agent; (vi) an environmental assessment, prepared by environmental engineers reasonably acceptable to Collateral Agent, an environmental indemnity agreement if appropriate, and such other reports, certificates, studies or data as Collateral Agent may reasonably require; and (vii) such other information, documents, instruments or agreements as Collateral Agent may reasonably request.

Relevant Governmental Body: the Federal Reserve Board and/or FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or FRBNY.

Remaining Scheduled Payments: with respect to the Called Principal of any Loan (a) all payments of such Called Principal assuming the payment of such Called Principal is made on the Make-Whole Expiry Date, and (b) the payments of Interest with respect to such Called Principal that would be due from the period beginning after the Settlement Date and ending on the Make-Whole Expiry Date (discounted at the applicable Treasury Rate plus 50 basis points), assuming (i) no payment of such Called Principal will be made prior to the Make-Whole Expiry Date, (ii) the payment of such Interest is assumed to be made on the Make-Whole Expiry Date and (iii) for purposes of determining the amount of Interest that would be due after the Settlement Date, Term SOFR shall be fixed at Term SOFR on the date three days prior to the Settlement Date.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30-day notice period has been waived.

Required Lenders: two or more unaffiliated Lenders (which shall include each of (a) any BlackRock Holder Group Member and (b) Silver Point Finance LLC so long as each is holding directly, or indirectly through one of their respective Affiliates, a percentage of the then-outstanding Loans that is at least eighty percent (80%) of the percentage of their respective Allocated Commitments on the Closing Date) holding more than fifty percent (50%) of the aggregate outstanding Loans; provided, that in the event there is only one Lender at any time, such Lender shall constitute Required Lenders.

Resolution Authority: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

Restricted Payment: any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Obligor or Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any Obligor or Subsidiary or any option, warrant or other right to acquire any such Equity Interests in any Obligor or Subsidiary. The term “Restricted Payments” as used herein shall include management fees paid to any Person owning any Equity Interests in and to any Obligor or Subsidiary (other than cost reimbursement arrangements) and Permitted Tax Distributions.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or any successor acceptable to Administrative Agent.

Sanction: a sanction administered or enforced by the U.S. government, UN Security Council, European Union, U.K. government or other applicable sanctions authority, including restrictions imposed with respect to the specially designated nationals list maintained by the U.S. Treasury Office of Foreign Assets Control (OFAC).

Securities Account Control Agreement: a control agreement reasonably satisfactory to Collateral Agent executed by an institution maintaining a securities account for an Obligor, to perfect Collateral Agent’s Lien on such account (subject to the Intercreditor Agreement).

Security Agreement: that certain Guarantee and Collateral Agreement entered into as of the date hereof among the Obligors party thereto and the Collateral Agent.

Security Documents: the Guaranties, Security Agreement, Pledge Agreement, Mortgages, Deposit Account Control Agreements, Securities Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of the applicable Obligor.

Settlement Date: with respect to the Called Principal of any Loan, the date on which such Called Principal is to be prepaid pursuant to Section 2.8 or has become or is declared to be immediately due and payable pursuant to Section 11.2, as the context requires.

SOFR: the secured overnight financing rate as administered by FRBNY (or a successor administrator).

Solvent: as to any Person, such Person (a) owns Property whose fair value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair value is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay its debts as they mature in the ordinary course of business; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it intends to engage; and (e) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates . The amount of contingent and unmatured liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Additional Dividend: means any Restricted Payment in an amount not to exceed $5,000,000 per Fiscal Year commencing with the Fiscal Year ending December 31, 2026; provided that such Restricted Payments (i) shall only be applied to Equity Interests issued following the Closing Date and (ii) shall not exceed $0.48 per share (without given effect to any stock splits, special dividends or similar effect).

Specified Turbine Contract: that certain contract regarding portable turbines that has been disclosed to the Lenders pursuant to a side letter on or prior to the Closing Date.

Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Required Lenders.

Subordinated Debt Documents: any indenture, note or other instrument under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

Subsidiary: with respect to any Person, any entity at least 50% of whose voting securities or Equity Interests is owned by such Person (including indirect ownership through other entities in which such Person directly or indirectly owns 50% of the voting securities or Equity Interests) or is otherwise consolidated with such Person under GAAP.

Swap: as defined in §1a(47) of the Commodity Exchange Act.

Swap Termination Value: in respect of any one or more Swaps, after taking into account the effect of any legally enforceable netting agreement relating to such Swaps, (a) for any date on or after the date such Swaps have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swaps, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer which is a party to such Swap.

Sweep Payment Date: each day that is forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year and the day that is sixty (60) days after the end of the Fiscal Year.

Tax Receivable Agreement: the Tax Receivable Agreement dated as of May 17, 2017, by and among Parent and the other parties thereto and any similar agreement entered into by Parent after the date hereof.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed, administered, assessed or collected by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Priority Collateral: as defined in the Intercreditor Agreement

Term SOFR: (a) for any Interest Period relating to a Loan (other than a Base Rate Loan), the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period, provided that if such rate is not published prior to 11:00 a.m. on such determination date, then the Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and (b) for any interest calculation relating to a Base Rate Loan on any day, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day, provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) would otherwise be less than zero, Term SOFR shall be deemed the Floor for purposes of this Agreement.

Term SOFR Loan: a Loan that bears interest based on clause (a) of the definition of Term SOFR.

Term SOFR Screen Rate: the forward-looking SOFR term rate administered by CME (or any successor administrator reasonably satisfactory to Required Lenders) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

Termination Date: September 11, 2029.

Total Leverage Ratio: as of any testing day, the ratio of (a) Debt (including Subordinated Debt) as of such date minus the Cash Adjustment as of such date to (b) (i) for the fiscal quarters ending on or prior to June 30, 2026, Annualized EBITDA and (ii) for each fiscal quarter thereafter, EBITDA for the 12 months then ended, determined in each case on a consolidated basis for all of the Obligors.

Transactions: (a) the execution, delivery and performance by Parent and each Obligor of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof; (b) the execution, delivery and performance by Parent and each Obligor of each other document and instrument required to satisfy the conditions precedent to the initial Loan hereunder; and (c) the MER Acquisition.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

Treasury Rate: the yield to maturity at a time of computation of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the second anniversary of the Closing Date.

UCC: the Uniform Commercial Code as in effect in the State of New York or, when used in reference to a Lien for which the laws of another jurisdiction govern perfection or enforcement, the Uniform Commercial Code of such other jurisdiction, as applicable.

UK Financial Institution: any BRRD Undertaking (as defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

UK Resolution Authority: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

Unadjusted Benchmark Replacement: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

U.S. Government Securities Business Day: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

United States Person: “United States person” as defined in Section 7701(a)(30) of the Code.

Wholly-Owned: with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by an Obligor and/or one or more of its Wholly-Owned Subsidiaries.

Working Capital: as of any date of determination, the difference, if positive, between (a) consolidated current assets of the Borrower and its Subsidiaries minus (b) consolidated current liabilities of the Borrower and its Subsidiaries, in each case, prepared in accordance with GAAP.

Write-Down and Conversion Powers: (a) the write-down and conversion powers of the applicable EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which powers are described in the EU Bail-In Legislation Schedule; or (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Obligors delivered to Agent before the Closing Date and using the same inventory valuation method and lease accounting treatment as used in such financial statements; provided, that Obligors may adopt a change required or permitted by GAAP after the Closing Date as long as Obligors’ certified public accountants concur in such change, it is disclosed to Agent and the Loan Documents are amended in a manner reasonably satisfactory to Collateral Agent and Required Lenders to address the change. Upon request by the Administrative Agent, Collateral Agent or Required Lenders, Borrower’s financial statements and Borrower Materials shall set forth a reconciliation between calculations made before and after giving effect to any change in GAAP. In addition, all accounting terms shall be interpreted, all accounting determinations shall be made and all financial statements shall be prepared without giving effect to any election under FASB Accounting Standards Codification Topic 825, Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Debt at “fair value”, as defined therein.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York: “Account,” “Account Debtor,” “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right,” “Payment Intangible,” “Securities Account” and “Supporting Obligation.”

1.4 Certain Matters of Construction. The rules of construction and interpretation included in this Section apply to all Loan Documents. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to the applicable document as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later date, “from” means

“from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” mean “including, without limitation”, “or” includes “and/or”, and the rule of ejusdem generis does not apply. Section titles appear as a matter of convenience only and will not affect the interpretation of a Loan Document. Reference to any (a) law includes all related regulations, interpretations, supplements, amendments and successor provisions; (b) document, instrument or agreement includes any amendment, extension, supplement, waiver, replacement and other modification thereto (to the extent permitted by the Loan Documents and except as otherwise specified herein); (c) section means, unless the context otherwise requires, a section of the applicable document; (d) exhibit or schedule means, unless the context otherwise requires, an exhibit or schedule to the applicable document, which is thereby incorporated by reference; (e) Person includes its permitted successors and assigns; (f) time of day means the time at Administrative Agent’s notice address under Section 14.3.1; or (g) unless otherwise set forth herein, discretion or satisfaction of Administrative Agent, the Collateral Agent or Required Lenders means the sole and absolute discretion of such Person exercised from time to time. Any references to Loans, Obligations and other amounts herein shall be denominated in Dollars, unless expressly provided otherwise, and any determination (including calculation of financial covenants) made from time to time by Obligors under the Loan Documents shall be made in light of the circumstances existing at such time. Obligors have the burden of establishing any alleged negligence, misconduct or lack of good faith by any Indemnitee under a Loan Document. No provision of a Loan Document shall be construed against a party by reason of it having, or being deemed to have, drafted the provision. Reference to an Obligor’s “knowledge” or similar concept means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter.

1.5 Division. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a Division, or an allocation of assets to a series of any such entity (or the unwinding of a Division or allocation) as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer or similar term, as applicable, to, of or with a separate Person. Any Division of Person shall constitute a separate Person hereunder.

Section 2. CREDIT FACILITIES.

2.1 Loan Commitments

2.1.1 Commitments. Subject to the conditions set forth herein (including Section 6), each Lender agrees, severally and not jointly, to make Loans to Borrower on the Closing Date in an aggregate principal amount equal to such Lender’s Commitment (it being understood that the aggregate principal amount of Loans funded on the Closing Date shall be $325,000,000). The Commitments shall be permanently reduced in full by the making of the Loans on the Closing Date and amounts paid or prepaid in respect of the Loans may not be reborrowed.

2.1.2 Notes. Loans and interest accruing thereon shall be evidenced by the records of Administrative Agent and the applicable Lender. At the request of a Lender, Borrower shall deliver promissory note(s) to such Lender, evidencing its Loans.

2.1.3 Use of Proceeds. The proceeds of the Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to fund the MER Acquisition; (d) to pay Obligations in accordance with this Agreement; and (e) for lawful corporate purposes, including working capital. Borrower shall not, directly or indirectly, use any Loan proceeds, nor use, lend, contribute or otherwise make available any Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to purchase or carry, or to reduce or refinance any debt incurred to purchase or carry, any Margin Stock or for any related purpose as governed by any regulation (including Regulation U) of the Federal Reserve Board of Governors; (ii) to fund any activities of or business with any Person, or in any country or territory, that is the target of any Sanction; or (iii) in any manner that would result in a violation of a Sanction, Anti-Corruption Law or other Applicable Law by any Person (including any Lender or other individual or entity participating in any transaction).

2.2 OID. Notwithstanding anything else herein, the Borrower acknowledges and agrees that it will receive proceeds of the Loans on the Closing Date net of two percent (2.0%) of the aggregate principal amount of the Loans made by the Lenders on such date. Such discounts will be treated as original issue discounts on the Loans for U.S. federal income tax purposes and will reduce the net issue price of such Loans.

2.3 Evidence of Debt; Register; Lender’s Books and Records; Loans.

2.3.1 Lenders’ Evidence of Debt. Each Lender shall maintain in its internal records an account or accounts evidencing the Obligations of the Borrower to such Lender, including the amounts of the Loans made by such Lender and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Loans; and provided, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall be presumed correct absent manifest error.

2.3.2 Register. The Administrative Agent shall maintain a register for the recordation of the names and addresses of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior written notice. The entries in the Register shall be presumed correct, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Obligors’ Obligations in respect of any Loan. The Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name any Loan shall be registered as the owner and the Lender thereof for all purposes hereof. The Borrower hereby designates the entity serving as the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3.2, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as the Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

2.4 Fees.

2.4.1 Borrower shall pay all fees set forth in any fee letter executed by it in connection with this Agreement.

2.4.2 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, Collateral Agent or any Lender, as applicable. Fees paid shall not be refundable under any circumstances (unless expressly set forth in any such fee letter).

2.4.3 Unless otherwise indicated herein, all computation of fees shall be made on the basis of a 360-day year and shall be payable for the actual days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be presumed correct, absent manifest error.

2.5 Interest.

2.5.1 Interest. Each Loan shall at all times bear interest at a rate equal to the sum of Term SOFR plus the Applicable Margin (as such amount may be increased pursuant to Section 2.5.3) (the “Interest”).

2.5.2 Interest Payment Dates. Interest on each Loan shall be due and payable in cash in arrears on each Interest Payment Date. Interest payable hereunder shall be computed for the actual amount of days elapsed (including the first day but excluding the last day) (i) for Term SOFR Loans and Base Rate Loans (other than Loans in respect of which the Base Rate is calculated based on the Prime Rate), on the basis of a 360-day year or (ii) for all other Base Rate Loans, on the basis of a 365 or 366-day year, as applicable; provided that in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

2.5.3 Default Interest. Upon the occurrence and during the continuance of any Event of Default under Section 11, at the election of the Required Lenders (with notice to the Borrower), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall automatically, commencing on the date of such Event of Default (or such later date as the Required Lenders may agree to in their sole discretion), bear interest (including post-petition interest in any proceeding under the Bankruptcy Code, any other Debtor Relief Laws or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in Cash on demand at the Default Rate. Payment or acceptance of the increased rates of interest provided for in this Section 2.5.3 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, Collateral Agent or any Lender.

2.5.4 Application of Term SOFR to Outstanding Loans.

(a) Borrower may elect to convert any portion of Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be converted or continued as a Term SOFR Loan.

(b) Borrower shall give Administrative Agent a Notice of Conversion/Continuation by 12:00 p.m. (New York time) at least three Business Days before the requested conversion or continuation date. Promptly after receiving such notice, Administrative Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation is irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, at expiration of an Interest Period for a Term SOFR Loan, Borrower has failed to deliver a Notice of Conversion/Continuation, the Loan shall convert to a Base Rate Loan. Administrative Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternate, replacement or successor to such rate (including any Benchmark Replacement), or any component thereof, or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. Administrative Agent may select information source(s) in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Benchmark Replacement), or any component thereof, in each case pursuant to the terms hereof, and shall have no liability to any Lender, Obligor or other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise, and whether at law or in equity) for any error or other act or omission related to or affecting the selection, determination or calculation of any rate (or component thereof) provided by such information source(s).

2.5.5 Interest Periods. Borrower shall select an Interest Period to apply to each Term SOFR Loan.

2.6 Repayment of Loans.

2.6.1 Repayment on the Termination Date. If any principal or interest amount payable under the Loans remains outstanding on the Termination Date, such amount will be paid in full (other than contingent obligations for which no claim has been made) or otherwise satisfied by Borrower to the Lenders in immediately available funds on the Termination Date.

2.6.2 Scheduled Amortization Payments. On the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ending September 30, 2025, the Borrower will repay the outstanding principal amount of the Loans in a principal amount equal to 1.25% of the aggregate principal amount of the Loans funded on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.7 or 2.8) together with any amounts due and payable pursuant to Section 2.8 until repaid in full, then in the order set forth in Section 2.9.

2.7 Voluntary Prepayments. The Borrower may, from time to time, prepay the Loans on any Business Day in whole or in part (together with any amounts due and payable pursuant to Section 2.5, Section 2.10(g) and Section 2.10(h)) in an aggregate minimum amount equal to if being paid in whole, the Obligations (other than contingent obligations for which no claim has been made) and if being paid in part, $10,000,000 and integral multiples of $5,000,000 in excess of that amount (or such lower amounts as the Administrative Agent may agree). All such prepayments shall be made upon not less than three (3) Business Days’ prior written notice, in each case given to the Administrative Agent by 12:00 p.m. (New York time) on the date required. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon one or more conditions precedent thereto, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if any such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.9.

2.8 Mandatory Prepayments.

2.8.1 Debt for Borrowed Money. If the Borrower or any Subsidiary issues any Debt for borrowed money not permitted hereunder then the Borrower shall prepay the Loans in amount equal to 100% of the Net Proceeds of such issuance at the time of such issuance.

2.8.2 Disposition or Casualty Event. If the Borrower or any Subsidiary receives any Net Proceeds from a Disposition or Casualty Event (other than Dispositions permitted under Section 10.2.5(a), (b), (g), (h), (i) or (j)), then the Borrower shall prepay the Loans in amount equal to 100% of such Net Proceeds within five (5) Business Days after such receipt of such Net Proceeds; provided that, to the extent the Net Proceeds in respect of such Disposition or Casualty Event received by the Borrower and its Subsidiaries (a) are used to acquire assets that are substantially similar or serve substantially the same operational function as the assets that were the subject of such Disposition or Casualty Event, or (b) are otherwise less than $15,000,000 in the aggregate during the term of this Agreement, then in each case the Borrower shall not be required to prepay the Loans pursuant to this Section 2.8.2 so long as the Borrower notifies the Administrative Agent within five (5) Business Days following its receipt of the applicable Net Proceeds that it intends to reinvest such Net Proceeds (or portion thereof) in its business within 365 days following receipt of such Net Proceeds (which 365-day period may be extended by an additional 365 days if within the initial such 365-day period the Borrower or any of its Subsidiaries enters into a legally binding commitment to reinvest such proceeds in accordance with this Agreement) and so reinvests such Net Proceeds prior to the expiration of such timeframe.

2.8.3 Excess Cash Flow Sweep. On each Sweep Payment Date, commencing with the fiscal quarter ending September 30, 2025, the Borrower shall repay the Loans in an amount equal to 75% of Excess Cash Flow for such fiscal quarter; provided that (x) if, on the last day of such fiscal quarter, the Total Leverage Ratio is less than or equal to 1.50:1.00 but greater than 1.00:1.00, then 50% of Excess Cash Flow for such quarter shall be due and applied to prepay the Loans and (y) if, on the last day of such fiscal quarter, the Total Leverage Ratio is less than or equal to 1.00:1.00, then 25% of Excess Cash Flow for such quarter shall be due and applied to prepay the Loans, provided, further, that notwithstanding anything to the contrary contained in the foregoing, in respect of the prepayment due under this Section 2.8.3 with respect to the fiscal quarter ending September 30, 2025, if the Borrower is not permitted to make such payment under the ABL Agreement due to a failure to satisfy the Payment Conditions (as defined in the ABL Agreement as in effect on the date hereof), such prepayment shall be deferred and fully due and payable on the immediately following Excess Cash Flow Payment Date.

2.8.4 Equity Sweep. On each Sweep Payment Date, the Borrower shall repay the Loans in an amount equal to 50% of the net proceeds of the issuance of any of its Equity Interests consummated during such fiscal quarter; provided that such rate shall be reduced to (i) 25% if, on the last day of such fiscal quarter, the Total Leverage Ratio is less than or equal to 1.50:1.00 and (ii) 0% if (A) the net proceeds thereof are used as consideration for an Acquisition permitted by Section 10.2.16 which results in the Total Leverage Ratio on a pro forma basis to be less than the Total Leverage Ratio as of the end of the quarter, for which financial statements are available, ended immediately prior to the date of announcement of such permitted acquisition and (B) the proceeds of such issuance are used to fund such Acquisition within 60 days of receipt; provided further that, for the avoidance of doubt, if such proceeds are not applied to fund such Acquisition within such 60 day period, such proceeds shall be applied to repay the Loans in accordance with this Section 2.8.4.

2.8.5 Covenant Cure Payment. If the Borrower or any Subsidiary makes a Covenant Cure Payment hereunder then the Borrower shall prepay the Loans in amount equal to 100% of the Net Proceeds of such issuance at the time of Covenant Cure Payment.

2.8.6 Prepayment Certificate. Concurrently with or prior to any prepayment of the Loans pursuant to this Section 2.8, the Borrower shall deliver to the Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable proceeds giving rise to the prepayment and the amount required to be prepaid, including any applicable amounts under Sections 2.10.7 and Section 2.10.8 (the “Prepayment Amount”). In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Agent a certificate of a Financial Officer demonstrating the calculation of such excess.

2.9 Application of Payments. Any payment of any Loan made pursuant to Sections 2.6 (except as expressly otherwise provided in Sections 2.6.2), Section 2.7, Section 2.8 or Section 2.10 shall be applied as follows (subject to the terms of the Intercreditor Agreement if an Event of Default has occurred and is continuing):

first, to pay all unpaid expenses, fees and actual, incurred indemnities of the Collateral Agent and Administrative Agent in their capacity as such due hereunder to the full extent thereof;

second, ratably to pay all unpaid expenses, fees and actual, incurred indemnities due hereunder to any Lender to the full extent thereof;

third, ratably to pay any accrued unpaid Interest (including interest at the Default Rate, if any) on Loans until paid in full;

fourth, ratably to pay the Call Protection Amount, if any, on the Loans until paid in full (including, for the avoidance of doubt, any Call Protection Amount resulting from the prepayment of principal under clause fifth below);

fifth, ratably to prepay the principal amount of all Loans then outstanding in the order set forth in Section 2.10(b) until paid in full;

sixth, ratably to pay any other Obligations then due and payable; and

seventh, to the Borrower.

2.10 General Provisions Regarding Payments.

(a) All payments by the Borrower in respect of the Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense, free of any restriction or condition, and delivered on the date due to the Administrative Agent Account for the account of Lenders not later than 2:00 p.m. (New York time); funds received by the Administrative Agent after that time on such due date may, in the Administrative Agent’s reasonable discretion, be deemed paid by the Borrower on the next Business Day.

(b) All prepayments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid. All prepayments in respect of the principal amount of the Loans shall be applied to any principal repayment obligations on the Loans (including scheduled amortization payments under Section 2.6.2) in the direct order of maturity.

(c) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s Pro Rata Share of Obligations due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(e) [reserved]

(f) [reserved]

(g) If the Borrower prepays or is required to prepay, for any reason (other than prepayments of the Loans that are required pursuant to Section 2.6.2, 2.8.3, or 2.8.4), all or any portion of any such Loan prior to the final stated maturity date (a “Prepayment Event”), then the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender with Loans that are so prepaid or refinanced, the Call Protection Amount, as applicable in addition to all Obligations then due and payable; provided that, for the avoidance of doubt, to the extent the Borrower or any Subsidiary receives any Net Proceeds from a Disposition or a Casualty Event that are excluded from the requirement to prepay the Loans pursuant to Section 2.8.2, the receipt of such Net Proceeds shall not constitute a Prepayment Event.

(h) Any such Call Protection Amount shall be earned, due and payable upon the date of, and subject to the occurrence of, the Prepayment Event. Notwithstanding anything to the contrary herein, if the Loans are accelerated or otherwise become due prior to the final stated maturity date, in each case, as a result of an Event of Default, including upon the occurrence of a bankruptcy or insolvency event pursuant to Section 11.1(j) (including the acceleration by operation of law), then (a) the amount of the principal of and premium on the Loans that become due and payable upon the date of such acceleration or such otherwise becoming due shall equal 100% of the principal amount of the Loans outstanding on such date plus the applicable Call Protection Amount in effect on such date, as if such acceleration or such otherwise becoming due were a voluntary prepayment of the Loans on such date and (b) without duplication, the Call Protection Amount applicable with respect to a voluntary prepayment of the Loans will be due and payable upon the date of such acceleration or such otherwise becoming due as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. THE BORROWER AND EACH GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING CALL PROTECTION AMOUNT IN CONNECTION WITH ANY SUCH ACCELERATION OR SUCH OTHERWISE BECOMING DUE. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that (1) the Call Protection Amount is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (2) the Call Protection Amount shall be payable upon such acceleration or otherwise becoming due as described in the second preceding sentence notwithstanding the then prevailing market rates at the time payment is made, (3) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Call Protection Amount under such circumstances, (4) the Obligors shall be stopped hereafter from claiming differently than as agreed to in this Section 2.10, (5) the Obligors’ agreement to pay the Call Protection Amount as described in the second preceding sentence is a material inducement to the Lenders to make the Loans, (6) the Call Protection Amount represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration or such otherwise becoming due and (7) the Call Protection Amount payable pursuant to the second preceding sentence shall be presumed to be the liquidated damages sustained by each Lender, and the Borrower agrees that it is reasonable under the circumstances currently existing.

2.11 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Security Agreement with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any other Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment (the “Receiving

Lender”) shall notify the Administrative Agent and each other Lender of the receipt of such payment and apply a portion of such payment to make loans (the “Lender Loans”) (which it shall be deemed to have made simultaneously upon the receipt by each such other Lender of its portion of such payment) in the ratable Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such Receiving Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those Lender Loans made to the other Lenders shall be rescinded and the principal amounts of such Lender Loans shall be returned to the Receiving Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any Lender may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Borrower to that Lender with respect thereto as fully as if that Lender were owed the amount of the Loans made by that Lender.

2.12 Increased Costs Subject to the provisions of Section 2.13 (which shall be controlling with respect to the matters covered thereby), in the event that any Change in Law: (a) subjects such Lender (or its Applicable Office) or the Administrative Agent to any additional Tax (other than (i) any Indemnified Tax or (ii) any Excluded Tax) with respect to its loans, loan principal, commitments, other obligations, deposits, reserves, other liabilities, or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (c) imposes any other condition, cost or expense (in each case, other than Taxes) on or affecting such Lender (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Lender of maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its Applicable Office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender or the Administrative Agent, upon receipt of the certificate referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Lender or the Administrative Agent for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender or the Administrative Agent shall deliver to Borrower (in the case of a Lender, with a copy to the Administrative Agent) a written certificate, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender or the Administrative Agent under this Section 2.12, which statement shall be presumed correct absent manifest error. Notwithstanding the foregoing, any demands by any Lender or the Administrative Agent for compensation under this Section 2.12 (Increased Costs) shall be made consistently with respect to similarly situated borrowers entering into loan agreements with such Lender or the Administrative Agent.

2.13 Taxes; Withholding, etc.

2.13.1 Payments to be Free and Clear. All sums payable by or on account of any Obligor hereunder and under the other Loan Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

2.13.2 Withholding Taxes. If any Obligor or the Administrative Agent is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Loan Documents (as determined by the applicable Obligor or the Administrative Agent in its good faith discretion): (i) the applicable Obligor or the Administrative Agent, as applicable, shall be entitled to make such deduction or withholding and shall pay (or cause to be paid) any such withheld or deducted Tax to the relevant Governmental Authority before the date on which penalties attach thereto; and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Obligor in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after any such deduction or withholding (including such deductions and withholdings applicable to additional Indemnified Taxes payable under this Section 2.13), the Administrative Agent or such Lender, as the case may be, receives a net sum equal to what it would have received had no such deduction or withholding been required.

2.13.3 Other Taxes. In addition, the Obligors shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law, or, at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes. The Borrower shall deliver to the Administrative Agent official receipts or other evidence of payment of Taxes or Other Taxes pursuant to this Section 2.13 reasonably satisfactory to the Required Lenders promptly after payment of such Taxes or Other Taxes.

2.13.4 Indemnification. The Obligors shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by the Administrative Agent or such Lender, as the case may be, relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses arising therefrom or with respect thereto (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13). A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

2.13.5 Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2.3 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13.5.

2.13.6 Administrative Requirements; Forms Provision.

(a) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13.6(b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing,

(i) Each Lender that is a United States Person shall deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Each Lender that is not a United States Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) In the case of a Non-U.S. Lender eligible to claim the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Loan Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) two executed copies of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower (or regarded owner of the Borrower for U.S. federal income tax purposes), within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related the regarded owner of the Borrower for U.S. federal income tax purposes, as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner of a Loan, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are eligible to claim the portfolio interest exemption, such Non-U.S. Lender shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner.

(iii) Each Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) If a payment made to a Recipient under any Loan Document would be subject to withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13.6(b)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) or before the date on which Banco Santander, S.A., New York Branch (and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower copies of either (i) IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax, or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a United States Person (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (or any successor form) (with respect to amounts received on its own account).

Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 2.13 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Administrative Agent in writing of its legal inability to do so.

2.13.7 Refunds of Tax. If a Recipient determines in its reasonable discretion that it has received a refund of Taxes that were indemnified pursuant to this Section 2.13 or with respect to which any Obligor paid additional amounts pursuant to this Section 2.13, it shall pay the amount of such refund to Borrower (but only to the extent of indemnity payments or additional amounts actually paid by the Obligors with respect to the Taxes giving rise to the refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). The Obligors shall, upon request by the Recipient, repay to the Recipient such amount paid over to the Obligors (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to the Obligors if such payment would place it in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

2.14 Tax Treatment The parties agree (i) that for U.S. federal and other applicable income tax purposes to the maximum extent permitted by law, (a) the Loans shall be treated as “debt”, and (b) the Loans shall not be treated as “contingent payment debt instruments” under Section 1.1275-4 of the United States Treasury Regulations (or any corresponding provision of state income tax law) and (ii) to file all U.S. federal income tax and state income tax and franchise tax returns in a manner consistent with (i), except, in each case, to the extent otherwise required by a final “determination” within the meaning of Section 1313(a)(1) of the Code or other resolution following a challenge of such treatment by the IRS.

2.15 [RESERVED]

2.16 Designation of a Different Lending Office If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.17 Inability to Determine Rates; Replacing Benchmarks

2.17.1 Circumstances Affecting Benchmark Availability. Subject to Section 2.17.2 below, in connection with any request for a Term SOFR Loan, if (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans shall be suspended (to the extent of the affected Term SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of Term SOFR Loans (to the extent of the affected Term SOFR Loans or the affected Interest Periods).

2.17.2 Benchmark Replacement Setting.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.17.2(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.17.2(d) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.17.2, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.17.2.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of SOFR Loans to be made during any Benchmark Unavailability Period.

Section 3. [RESERVED]

Section 4. [RESERVED]

Section 5. [RESERVED]

Section 6. CONDITIONS PRECEDENT.

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Loan or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Each Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect Collateral Agent’s Liens in the Collateral, as well as UCC and Lien searches and other evidence reasonably satisfactory to the Lenders that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received duly executed Deposit Account Control Agreements for all Deposit Accounts (other than Excluded Accounts), in form and substance reasonably satisfactory to Collateral Agent.

(d) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) the Obligors and their Subsidiaries, on a consolidated basis, are Solvent; (ii) no Default or Event of Default exists; and (iii) the representations and warranties set forth in Section 9 are true and correct.

(e) Agent shall have received a certificate of a duly authorized officer of each Obligor and Parent, certifying (i) that attached copies of such Obligor’s and Parent’s, as applicable, Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery by Parent and the Obligors of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor or Parent, as applicable, in writing.

(f) Agent shall have received a written opinion of Norton Rose Fulbright US LLP, as well as any local counsel to Obligors or Parent, in form and substance reasonably satisfactory to the Lenders.

(g) Agent shall have received copies of the charter documents of each Obligor and Parent, certified by the Secretary of State or other appropriate official of such Obligor’s or Parent’s, as applicable, jurisdiction of organization as of a recent date. Collateral Agent shall have received good standing certificates as of a recent date for each Obligor and Parent, issued by the Secretary of State or other appropriate official of such Obligor’s or Parent’s, as applicable, jurisdiction of organization.

(h) The MER Acquisition shall be consummated substantially concurrently with the Closing Date and in accordance with the terms of the MER Acquisition Agreement (including the exhibits thereto), without giving effect to any waiver, modification or consent thereunder that could reasonably be expected to be material and adverse to the interests of Collateral Agent and the Lenders unless approved by Required Lenders.

(i) Subject to Section 10.1.14, Agent shall have received copies of certificates of insurance for the insurance policies carried by Obligors together with additional insured and lenders’ loss payable endorsements for liability, and property policies, as applicable, all in compliance with the Loan Documents.

(j) Each Obligor and Parent shall have provided, in form and substance reasonably satisfactory to Administrative Agent and each Lender, all documentation and other information as Administrative Agent or any Lender deems appropriate in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act and Beneficial Ownership Regulation. If any Obligor or Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have provided a Beneficial Ownership Certification to Administrative Agent and Lenders in relation to such Obligor or Parent, as applicable.

(k) [Reserved.]

(l) Obligors shall have paid all fees and expenses required to be paid to Administrative Agent, Collateral Agent, Arrangers and Lenders on the Closing Date, including fees and expenses of counsel and other advisors and under any fee letter to which such Obligor is a party.

(m) Agent shall have received evidence that the Obligors have established the Funded CapEx Account and shall on the Closing Date deposit such portion of the Loans (after giving effect to the use of proceeds thereof on the Closing Date) allocated for the capital expenditures set forth on Schedule 1.2 into such account.

(n) Agent shall have received a duly executed payoff letter in form and substance reasonably satisfactory to it and dated on or prior to the Closing Date with respect to that certain Amended and Restated Credit Agreement dated as of April 26, 2019 among Solaris Oilfield Infrastructure, LLC (n/k/a Solaris Energy Infrastructure, LLC), Wells Fargo Bank, National Association, as Administrative Agent, Wells Fargo Securities, LLC and Woodforest National Bank, as Co-Lead Arrangers, Woodforest National Bank, as Syndication Agent, and the lenders from time to time party thereto, together with evidence reasonably satisfactory to it (including UCC-3 financing statement terminations and other termination documents) that on the Closing Date such Debt will be repaid in full and the Liens securing such Debt have been released, subject only to the filing of applicable terminations and releases.

6.2 Conditions Precedent to All Credit Extensions. Lenders shall not be required to make any credit extension hereunder (including funding a Loan or granting any other accommodation to or for the benefit of any Obligor), if the following conditions are not satisfied on such date and upon giving effect thereto:

(a) No Default or Event of Default exists or would result therefrom; and

(b) The representations and warranties of each Obligor in the Loan Documents are true and correct in all material respects (except for representations and warranties that expressly apply only on an earlier date, which shall be true and correct as of such date).

Each request (or deemed request) by a Borrower for any credit extension shall constitute a representation by Obligors that the foregoing conditions are satisfied on the date of such request and on the date of the credit extension. As an additional condition to a credit extension, Administrative Agent may request any other information, certification, document, instrument or agreement as it deems appropriate, including that the Obligations and Liens are permitted under the documentation for other Debt.

Section 7. [RESERVED]

Section 8. [RESERVED]

Section 9. REPRESENTATIONS AND WARRANTIES.

9.1 General Representations and Warranties. To induce Administrative Agent, Collateral Agent and Lenders to enter into this Agreement and to make available the Commitments and Loans, each Obligor represents and warrants that:

9.1.1 Organization; Powers. Each Obligor and Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

9.1.2 Authorization; Enforceability. The Transactions to be entered into by each Obligor are within such Obligor’s powers and have been duly authorized by all necessary corporate or limited liability company action. This Agreement has been duly executed and delivered by the Obligors and constitutes, and each other Loan Document to which any Obligor is to be a party, when executed and delivered by such Obligor, will constitute, a legal, valid and binding obligation of the Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

9.1.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Obligor or Subsidiary or any order of any Governmental Authority in each case, as are applicable to Obligors or Subsidiaries, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Obligors or Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by any Obligor or Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of any Obligor or Subsidiary, except Liens created under the Loan Documents.

9.1.4 Financial Condition. Obligors have heretofore furnished to Agent Parent’s consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of and for the Fiscal Year ended December 31, 2023, certified by a Financial Officer of Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Obligors and their consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes. Since December 31, 2023, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Obligors and their Subsidiaries, taken as a whole. Except as set forth on Schedule 10.2.1, after giving effect to the Transactions, none of the Obligors or their Subsidiaries have, as of the Closing Date, any material contingent liabilities or unrealized losses.

9.1.5 Properties; Priority of Liens. Each Obligor and Subsidiary has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each Obligor and Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business, and the use thereof by the Obligors and Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that could not reasonably be expected to result in a Material Adverse Effect. All Liens of Collateral Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens (including under the Intercreditor Agreement).

9.1.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Obligors, threatened in writing against or directly affecting any Obligor or Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) that directly involve any of the Loan Documents or the Transactions.

(b) Except with respect to any other matters that could not reasonably be expected to result in a Material Adverse Effect, no Obligor or Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

9.1.7 Compliance with Laws and Agreements. Each Obligor and Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

9.1.8 Investment Company Status. No Obligor or Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

9.1.9 Taxes. Each Obligor and Subsidiary has timely (taking into account any valid extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being Properly Contested or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

9.1.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. To the extent applicable, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.

9.1.11 Disclosure. As of the Closing Date, Obligors have disclosed to Lenders all agreements, instruments and corporate or other restrictions to which any Obligor or Subsidiary is subject, and all other matters known to any of them that could, in each case, reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Obligor or Subsidiary to Administrative Agent, Collateral Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading in any material respect; provided, however, that with respect to projected financial information, Obligors only represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

9.1.12 Capital Structure. Schedule 9.1.12 shows as of the Closing Date, for each Obligor and Subsidiary, its name, jurisdiction of organization, issued Equity Interests, holders of its Equity Interests, and agreements binding on such holders with respect to such Equity Interests. Except as disclosed on Schedule 9.1.12, in the five years preceding the Closing Date, no Obligor or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Collateral Agent’s Lien and ABL Agent’s Lien, and all such Equity Interests are duly issued, and, to the extent such concepts are applicable, fully paid and non-assessable. As of the Closing Date and except as disclosed on Schedule 9.1.12, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Obligor or Subsidiary. As of the Closing Date, Obligors have no Subsidiaries other than as set forth on Schedule 9.1.12 hereto. Obligors owns all of the Equity Interests in and to each Subsidiary listed on Schedule 9.1.12 hereto.

9.1.13 Insurance. As of the Closing Date, all premiums due in respect of all insurance maintained by Obligors and Subsidiaries have been paid.

9.1.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Obligor or Subsidiary pending or, to the knowledge of any Obligor, threatened. The hours worked by and payments made to employees of Obligors and Subsidiaries have not been in violation of the FLSA or any other applicable federal, state, local or foreign law dealing with such matters, except where such violation could not reasonably be expected to have a Material Adverse Effect. All payments due from any Obligor or Subsidiary, or for which any claim may be made against any Obligor or Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Obligor or Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Obligor or Subsidiary is bound, except where such right could not reasonably be expected to have a Material Adverse Effect.

9.1.15 Solvency. On the Closing Date and after giving effect to the Transactions to be consummated on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans Obligors and their Subsidiaries, on a consolidated basis, are Solvent.

9.1.16 Material Property Subject to Security Documents. The Collateral constitutes all of the real and material personal property owned by any Obligor (other than Excluded Property).

9.1.17 Property of Foreign Subsidiaries. As of the Closing Date, the aggregate book value of the total assets owned by Foreign Subsidiaries of any Obligor is no greater than 5% of the aggregate book value of the total assets owned by such Obligor and all of its Subsidiaries.

9.1.18 Property of Immaterial Subsidiaries. As of the Closing Date, the aggregate revenues of the Immaterial Subsidiaries for the twelve-month period ending on the last day of the most recently ended Fiscal Quarter did not exceed $100,000 and the aggregate value of assets owned by the Immaterial Subsidiaries as of the last day of such Fiscal Quarter did not exceed $250,000.

9.1.19 Sanctions; Anti-Corruption Laws. No Obligor or Subsidiary, nor to the knowledge of any Obligor or Subsidiary, any director, officer, employee, agent, affiliate or representative thereof, is or is owned or controlled by any individual or entity that is currently the target of any Sanction or is located, organized or resident in a country or territory that is the target of any Sanction. Each Obligor and Subsidiary has conducted its business in compliance in all material respects with all applicable Anti-Corruption Laws.

9.1.20 Affected Financial Institution. No Obligor or Subsidiary is an Affected Financial Institution.

9.1.21 Margin Stock. No Obligor or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds will be used by Obligors to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Federal Reserve Board of Governors.

9.1.22 MER Acquisition. The MER Acquisition has been consummated in all material respects in accordance with the MER Acquisition Agreement.

Section 10. COVENANTS AND CONTINUING AGREEMENTS.

10.1 Affirmative Covenants. As long as any Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted) are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1 Financial Statements and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:

(a) within 90 days after the end of each Fiscal Year, (i) the audited consolidated balance sheet of Parent and related statements of operations, shareholders’ equity and cash flows (including cash flows attributable solely to an Acquisition within the prior four quarter period) as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification, commentary or exception as to the scope of such audit), (ii) if, at any time, any Subsidiary of any Obligor is not a Wholly-Owned Subsidiary, the internally prepared consolidating balance sheet of Parent and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and (iii) a schedule prepared by Obligors and certified by a Financial Officer of Borrower showing any adjustments to the audited consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of Obligors and their consolidated Subsidiaries, to the effect that such consolidated financial statements together with such schedule present fairly in all material respects the financial condition and results of operations of Obligors and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) the consolidated and consolidating balance sheet of Parent and related statements of operations, shareholders’ equity and cash flows (including cash flows attributable solely to an Acquisition within the prior four quarter period) as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year and (ii) a schedule prepared by Obligors showing any adjustments to the consolidated financial statements which are necessary to demonstrate the financial condition and results of operations of Obligors and their consolidated Subsidiaries, all certified by Borrower’s chief financial officer as presenting fairly in all material respects the financial condition and results of operations of Obligors and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) [reserved];

(d) concurrently with delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate executed by a Financial Officer of Borrower (which shall calculate the Fixed Charge Coverage Ratio and Total Leverage Ratio, as applicable);

(e) if, at any time, any Subsidiary is not a Wholly-Owned Subsidiary, then concurrently with any delivery of financial statements under clauses (a), (b), or (c) above, a certificate of a Financial Officer of Borrower setting forth consolidating spreadsheets that show all Subsidiaries that are not Wholly-Owned Subsidiaries and the eliminating entries applicable to the preparation of consolidating financial statements, in such form as would be presentable to the auditors of Obligors;

(f) not later than 90 days after the end of each Fiscal Year, projections of Obligors’ consolidated balance sheets, results of operations, and cash flow for the current Fiscal Year, month by month, and for the next three Fiscal Years, year by year;

(g) concurrently with the sending or effectiveness thereof, copies of (i) any statement or report furnished by any Obligor to any other party pursuant to the terms of the ABL Documents and not otherwise required to be furnished to the Agent pursuant to this Agreement and (ii) any amendment or modification to the ABL Documents;

(h) [reserved]; and

(i) such other reports and information (financial or otherwise) as Administrative Agent or Collateral Agent may request from time to time in connection with any Collateral or Borrower’s, Subsidiary’s or other Obligor’s financial condition, ownership or business.

Documents required to be delivered pursuant to Section 10.1.1(a), (b) or (i) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are electronically filed with the SEC or (ii) on which such documents are delivered on Parent’s behalf to Administrative Agent for posting on an Internet or intranet website, if any, including Intralinks, administered by Administrative Agent and to which each Lender and Collateral Agent have access (whether a commercial, third-party website or whether sponsored by Agent); provided that Agent shall provide such of the foregoing information as it deems material to Lenders promptly upon receipt thereof from Obligors.

10.1.2 Notices. Notify Administrative Agent and Lenders in writing, promptly after a Borrower’s obtaining knowledge thereof, of any of the following affecting an Obligor: (a) a Default or Event of Default (each as therein defined) under the ABL Agreement; (b) existence of a Default or Event of Default; (c) material change in any accounting or financial reporting practice that affects calculation of the any covenant hereunder; (d) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor or Subsidiary that could reasonably be expected to result in a Material Adverse Effect; or (e) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect. Each notice delivered under this Section 10.1.2 shall be accompanied by a statement of a Senior Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

10.1.3 Information Regarding Obligors.

(a) Borrower will furnish to Agent prior written notice of any change (i) in any Obligor’s jurisdiction of organization, corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Obligor’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Obligor’s or Subsidiary’s identity or corporate structure or (iv) in any Obligor’s Federal Taxpayer Identification Number. Obligors agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Obligors also agree promptly to notify Agent if any material portion of the Collateral is damaged or destroyed.

(b) After the Closing Date, Borrower will notify Agent in writing promptly upon any Obligor’s or any of their Wholly-Owned Subsidiaries’ acquisition or ownership of any personal property (other than Excluded Property) not already covered by this Agreement and the Security Documents (such acquisition or ownership being herein called an “Additional Collateral Event” and the property so acquired or owned being herein called “Additional Collateral”). As soon as practicable and in any event within sixty (60) days (or such longer period of time as may be acceptable to Required Lenders in their sole discretion) after an Additional Collateral Event, the applicable Obligor shall (i) execute and deliver or cause to be executed and delivered Security Documents, in form and substance reasonably satisfactory to Collateral Agent, in favor of Collateral Agent and duly executed by such Obligor or such Subsidiary, covering and affecting and granting a first-priority Lien upon the applicable Additional Collateral (subject to the Intercreditor Agreement), and such other documents (including, without limitation, all items required by Collateral Agent in connection with the Security Documents executed prior to the initial Loans being made hereunder, such as surveys, environmental assessments, certificates, legal opinions, all in form and substance reasonably satisfactory to Collateral Agent) as may be reasonably requested by Collateral Agent in connection with the execution and delivery of such Security Documents; and (ii) deliver or cause to be delivered by such Subsidiaries of such Obligor such other documents or certificates consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Collateral Agent may reasonably request.

(c) After the Closing Date and at the reasonable request of the Required Lenders, Obligors shall make key personnel available for quarterly conference calls with the Required Lenders.

10.1.4 Existence; Conduct of Business. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the Applicable Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, the failure of which could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 10.2.3

10.1.5 Payment of Obligations. Pay its Debt and other obligations, including liabilities for all material Taxes, before the same shall become delinquent or in default, except to the extent that the failure to so pay could not reasonably be expected to have a Material Adverse Effect or where the validity or amount thereof is being Properly Contested.

10.1.6 Maintenance of Properties. Obligors will, and will cause each Subsidiary to, keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain, with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Obligors will furnish to the Lenders, upon request of Agent, information in reasonable detail as to the insurance so maintained.

10.1.8 Casualty and Condemnation. Borrower will furnish to the Collateral Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any legal action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar legal proceeding.

10.1.9 Inspections; Appraisals.

(a) Permit representatives designated by Required Lenders or Agent from time to time, subject (unless a Default or Event of Default exists) to reasonable notice and during normal business hours, to visit and inspect the Properties of any Obligor or Subsidiary, inspect, audit and make extracts from any Obligor’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Obligor’s or Subsidiary’s business, financial condition, assets, prospects and results of operations; provided that so long as no Default or Event of Default shall have occurred and be continuing, Required Lenders and Agent shall not conduct more than one such inspection during any twelve (12) month period and Borrower shall reimburse Required Lenders or Agent, as applicable, for its reasonable and documented out-of-pocket charges, costs and expenses in connection therewith; provided, further that if an Exam Trigger Period occurred in such period, Obligors shall reimburse Required Lenders or Agent, as applicable, for all such charges, costs and expenses associated with two inspections during such period. Lenders may participate in any such visit or inspection, at their own expense. Neither Required Lenders nor Agent shall have any duty to any Obligor to make any inspection, nor to share any results of any inspection, appraisal or report with any Obligor. Obligors acknowledge that all inspections, appraisals and reports are prepared by Agent and Required Lenders for their purposes, and Obligors shall not be entitled to rely upon them.

(b) Reimburse Required Lenders or Agent, as applicable, for all its reasonable and documented out-of-pocket charges, costs and expenses in connection with examinations of Obligors’ books and records or any other financial or Collateral matters as it deems appropriate, up to one time per calendar year; provided, that if (i) an Exam Trigger Period occurred in such period, Obligors shall reimburse Required Lenders or Agent, as applicable, for all such charges, costs and expenses associated with two examinations in a 12-month period and (ii) an examination or appraisal is initiated during a Default or Event of Default, all such charges, costs and expenses relating thereto shall be reimbursed by Obligors without regard to such limits on the frequency of examinations. Obligors shall pay Required Lenders or Agent, as applicable, then standard charges for examination activities, including charges for its internal examination group, as well as the charges of any third party used for such purposes.

10.1.10 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except (other than failure to comply with Anti-Terrorism Laws) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Parent and each Subsidiary shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions.

10.1.11 Accuracy of Information. Obligors will ensure that any information, including financial statements or other documents (but excluding any projections and forecast financial information and information of a general economic nature or industry specific information), furnished in writing by or on behalf of any Obligor to the Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder (in each case, as modified or supplemented by other information so furnished) contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading when taken as a whole with other previously provided information in any material respect, and the furnishing of such information shall be deemed to be a representation and warranty by Obligors on the date thereof as to the matters specified in this Section; provided however, that, notwithstanding the foregoing, with respect to projected financial information, Obligors will ensure that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

10.1.12 Future Subsidiaries. Promptly (and in any event within 10 days) notify Agent if any Person becomes a Subsidiary (other than an Immaterial Subsidiary) and deliver any know-your customer or other background diligence information reasonably requested by Agent or any Lender with respect to such Subsidiary; and (provided it is not a Foreign Subsidiary) cause it to become a “Guarantor” under this Agreement and to guaranty and grant Liens securing the Obligations, in each case in a manner reasonably satisfactory to Collateral Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Collateral Agent shall reasonably require to evidence and perfect Liens in favor of Collateral Agent on all assets of such Person, including delivery of legal opinions, in form and substance reasonably satisfactory to Collateral Agent. Obligors shall not permit any Foreign Subsidiary to form, create or acquire a Domestic Subsidiary or Property that is located in the United States. If an Immaterial Subsidiary shall cease on any date to satisfy the conditions for qualification as an Immaterial Subsidiary, such Subsidiary shall be required to comply with the provisions of this Section as if it had been newly formed or acquired on such date.

10.1.13 [reserved.]

10.1.14 Post-Closing Obligations. Each Obligor will complete each of the actions described in Schedule 10.1.14 as soon as commercially reasonable following the Closing Date, but in any event no later than the date set forth in Schedule 10.1.14 with respect to such action, or such later date as Required Lenders may agree in their sole discretion.

10.2 Negative Covenants. As long as any Commitment or Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted) are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1 Permitted Debt. Create, incur, guarantee or permit to exist any Debt, except:

(a) the Obligations;

(b) Debt incurred under the ABL Agreement in an aggregate amount not to exceed the greater of (i) $75,000,000 and (ii) the borrowing base available thereunder (so long as the borrowing base (including advance rates and eligibility criteria) is usual and customary for asset based lenders by commercial banks) at any time outstanding, and any extension, renewal, refinancing or replacement thereof to the extent not prohibited by the Intercreditor Agreement (the “ABL Debt”);

(c) Debt existing on the date hereof and set forth in Schedule 10.2.1 and extensions, renewals, refinancings and replacements of all or any part thereof that do not increase the outstanding principal amount thereof by more than a reasonable premium or other reasonable amount of fees and expenses incurred in connection with such extension, renewal, refinancing or replacement; provided that, no Obligor or Subsidiary shall be obligated thereunder, either as a borrower or guarantor, unless such Person was obligated thereunder on the date hereof or required to be added thereto in the documentation evidencing same on the closing date hereof;

(d) (i) Debt of any Obligor to any other Obligor; and (ii) Debt of any Domestic Subsidiary that is not an Obligor to any Obligor to the extent such investment is permitted under Section 10.2.4;

(e) Guarantees of Debt permitted under this Section 10.2.1 subject to the same restrictions that would otherwise apply to such Debt;

(f) Capital Lease Obligations or Purchase Money Debt in an aggregate amount not exceeding, at any one time outstanding, the lesser of $25,000,000 and 5% of the Consolidated Net Tangible Assets determined as of the last day of the immediately preceding Fiscal Year;

(g) Exposure resulting from any Swap permitted under Section 10.2.7 hereof;

(h) Debt that is secured, in whole or in part, by first priority liens that are pari passu with the Loans (“Pari Passu Senior Secured Debt”) in an amount not to exceed the sum of (i) $25,000,000 plus (ii) from and after the delivery of the Borrower’s financial statements for the fiscal quarter ending September 30, 2025, the maximum principal amount that could be incurred without causing the Total Leverage Ratio (without giving effect to the cash netting of any proceeds of such indebtedness) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such Debt (including the use of proceeds thereof), to exceed 1.50:1.00; provided that (1) such Debt shall be subject to a pari passu intercreditor agreement reasonably acceptable to the Required Lenders and (2) the maturity date thereof shall be no earlier than the maturity date hereunder and the weighted average life thereof shall be no shorter than the weighted average life hereunder; provided further that, if the all-in-yield of the Pari Passu Senior Secured Debt is greater than the Obligations, the Applicable Margin hereunder shall automatically and permanently increase to provide an all-in-yield equal to that of the Pari Passu Senior Secured Debt;

(i) (i) Debt that is secured by liens that are subordinated to the liens securing the Loans and (ii) unsecured Debt, in an aggregate principal amount not to exceed the sum of (A) $100,000,000 plus (B) from and after the delivery of the Borrower’s financial statements for the fiscal quarter ending September 30, 2025, the maximum principal amount that could be incurred without causing Total Leverage Ratio (without giving effect to the cash netting of any proceeds of such indebtedness) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such indebtedness (including the use of proceeds thereof), to exceed 2.50:1.00; provided that (1) the maturity date of any such unsecured or junior lien indebtedness shall be no earlier than 91 days after the maturity date and the weighted average life thereof shall be no shorter than the weighted average life of the hereunder and (2) indebtedness secured on a junior priority basis to the Loans shall be subject to a junior lien intercreditor agreement reasonably acceptable to the Required Lenders;

(j) [reserved]; and

(k) Debt arising from the financing of any insurance premium of any Obligor or Subsidiary in the Ordinary Course of Business, so long as (i) such Debt shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the underlying term of such insurance policy, (ii) any unpaid amount of such Debt is fully cancelled upon termination of the underlying insurance policy, and (iii) the aggregate principal amount of Debt at any time outstanding pursuant to this clause shall not exceed $3,000,000.

10.2.2 Permitted Liens. Create or permit to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Collateral Agent;

(b) Liens in favor of the ABL Agent now or hereafter securing the ABL Debt, so long as such Liens remain subject to the terms of the Intercreditor Agreement;

(c) any Lien on any property or asset of an Obligor or Subsidiary existing on the date hereof and set forth in Schedule 10.2.2 and any renewals and extensions thereof that do not increase the outstanding principal amount secured (other than for reasonable and customary transaction costs incurred in connection with such renewal or extension) or the properties or assets (or replacements thereof) covered thereby;

(d) Liens securing Capital Lease Obligations or Purchase Money Debt permitted pursuant to this Agreement;

(e) Liens securing Secured Bank Product Obligations (as defined in the ABL Agreement) and Debt permitted under Section 10.2.1(g) hereof;

(f) Liens securing Debt permitted under Section 10.2.1(h) and (i)(i) hereof;

(g) Liens securing Debt permitted under Section 10.2.1(k) hereof; provided that such Liens shall encumber only the insurance proceeds of the insurance financed thereby;

(h) Liens deemed to arise in connection with Investments permitted under Section 10.2.4; and

(i) Permitted Encumbrances.

10.2.3 Fundamental Changes.

(a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving Person, (ii) any Subsidiary may merge into any Domestic Subsidiary in a transaction in which the surviving entity is a Domestic Subsidiary and any Foreign Subsidiary may merge into any other Foreign Subsidiary; provided that, if an Obligor is involved, an Obligor must be the surviving entity, (iii) any Subsidiary (other than a Borrower) may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and is not materially disadvantageous to the Lenders and if such Subsidiary is a Domestic Subsidiary, its assets are transferred to a Borrower or a Domestic Subsidiary; provided that, if such Subsidiary is a Guarantor, its assets must be transferred to an Obligor, and (iv) Borrower or any Subsidiary may give effect to a merger or consolidation the purpose of which is to effect an Investment, Disposition or Acquisition permitted under Section 10 so long as each Borrower continues in existence and the surviving entity is a Domestic Subsidiary; provided that, if a Subsidiary that is an Obligor is involved then the surviving entity must be an Obligor.

(b) engage to any material extent in any business other than businesses of the type conducted by Obligors on the Closing Date and businesses reasonably related thereto and reasonable extensions thereof.

10.2.4 Investments, Loans, Advances, Guarantees and Acquisitions. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of a Borrower or that is a Foreign Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each, an “Investment”), except:

(a) Investments existing on the date hereof and set forth on Schedule 10.2.4;

(b) Permitted Investments;

(c) loans or advances by Obligors or any of their Subsidiaries to their respective employees, directors, managers, officers, agents, customers, or suppliers in the Ordinary Course of Business, not to exceed $1,000,000 in the aggregate at any one time outstanding;

(d) Accounts receivable owned by Obligors or any of their Subsidiaries, if created in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms;

(e) (i) Guarantees of the obligations (other than Debt) of any Domestic Subsidiary that is not a Wholly-Owned Subsidiary by any other Domestic Subsidiary that is not a Wholly-Owned Subsidiary, and (ii) Guarantees of the obligations (other than Debt) of an Obligor by any other Obligor; provided that an Obligor shall not Guarantee any Subordinated Debt;

(f) the grant of trade credit in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms and Investments (i) received in connection with the bankruptcy or reorganization of, or settlement of delinquent Accounts and disputes with, customers and suppliers, in each case in the Ordinary Course of Business or (ii) received in settlement of debts created in the Ordinary Course of Business and owing to any Obligor or Subsidiary or in satisfaction of judgments;

(g) Investments (i) by any Obligor in any other Obligor, (ii) by any Domestic Subsidiary that is not an Obligor in any other Domestic Subsidiary that is not an Obligor, (iii) by any Foreign Subsidiary in any other Foreign Subsidiary, or (iv) by a Borrower or any Domestic Subsidiary in Foreign Subsidiaries in an aggregate amount not exceeding the sum of (A) $1,000,000 in the form of cash plus (B) $15,000,000 in the form of tangible Property plus (C) the amount of third party equity contributions made to the Borrower that are used to fund such Investments;

(h) Investments in the form of Permitted Acquisitions;

(i) Investments consisting of lease, utility and other similar deposits in the Ordinary Course of Business;

(j) (i) Investments in assets useful in the business of any Obligor using the proceeds of any disposition made by an Obligor permitted by Section 10.2.5, and (ii) Investments in assets useful in the business of any Subsidiary that is not an Obligor using the proceeds of any disposition made by any Subsidiary that is not an Obligor permitted by Section 10.2.5; and

(k) other Investments (in the form of cash or other assets) in an aggregate amount not to exceed at any one time outstanding $30,000,000 minus the aggregate consideration paid pursuant to Acquisitions made from and after the Closing Date pursuant to Section 10.2.16(a)(y); provided that:

(i) before and after giving effect to such Investment, no Default or Event of Default shall have occurred and be continuing;

(ii) immediately after giving effect to such Investment, either:

(1) the aggregate amount of Investments outstanding for any purpose other than facilitating an Acquisition pursuant to Section 10.2.16 does not exceed $15,000,000; or

(2) the Total Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such Investment, is less than 1.50:1.00.

10.2.5 Asset Sales. Make any Disposition, except:

(a) sales of Inventory, used, obsolete, worn out, worthless or surplus equipment, and cash equivalents in the Ordinary Course of Business;

(b) (i) Dispositions solely between or among Obligors and (ii) Dispositions solely between or among Subsidiaries that are not Obligors;

(c) Dispositions not otherwise permitted hereunder which are made for fair market value provided, that (i) at the time of any such disposition, no Default or Event of Default shall exist or shall result from such disposition, and (ii) the aggregate fair market value in any Fiscal Year of all assets so sold by Obligors or any of their Subsidiaries pursuant to this clause (c) shall not exceed 7.5% of the Consolidated Net Tangible Assets determined as of the last day of the immediately preceding Fiscal Year;

(d) [Reserved];

(e) Investments permitted by Section 10.2.4;

(f) [Reserved];

(g) Dispositions of Accounts, in the Ordinary Course of Business, in connection with the compromise or settlement thereof;

(h) Dispositions resulting from any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, any property or asset of Obligors and Subsidiaries;

(i) Dispositions of property made or deemed made solely because of the creation of Liens permitted under 10.2.2; and

(j) leases, subleases, licenses or sublicenses, in each case in the Ordinary Course of Business and which do not materially interfere with the business of Obligors and Subsidiaries.

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (b), (e), (i), and (j) above) shall be made for fair value and solely for cash consideration.

10.2.6 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

10.2.7 Swaps. Enter into any Swap, other than Swaps entered into in the Ordinary Course of Business to hedge or mitigate risks to which an Obligor or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

10.2.8 Restricted Payments. Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Equity Interests);

(b) (i) Subsidiaries that are not Obligors may declare and pay dividends ratably with respect to their Equity Interests and (ii) Obligors may make Restricted Payments to other Obligors;

(c) Borrower may pay Permitted Tax Distributions and Subsidiaries may make cash dividends to Borrower for purposes of Borrower making such Permitted Tax Distributions;

(d) so long as, both at the time of, and immediately after effect has been given to, such proposed action, no Default or Event of Default shall have occurred and be continuing:

(i) Borrower may make distributions to Parent. to be used to pay operating expenses of Parent to the extent incurred in the Ordinary Course of Business, together with other corporate overhead costs and expenses (including legal, administrative, accounting and similar expenses and franchise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of Parent), which are reasonable and customary,

(ii) Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management, directors or employees of Borrower or Parent,

(iii) Borrower may make Restricted Payments, including, without limitation, to purchase, redeem, retire, or otherwise acquire its Equity Interests, to the extent such Restricted Payments are made from the substantially concurrent receipt by Borrower of third-party capital contributions or the substantially concurrent issuance of new Equity Interests of Borrower, and

(iv) Borrower may make repurchases, redemptions or exchanges of Equity Interests of Borrower or Parent deemed to occur upon exercise of stock options or exchange of exchangeable shares if such Equity Interests represent a portion of the exercise price of such options and may make repurchases, redemptions or other acquisitions or retirements for value of Equity Interests of Borrower or Parent made in lieu of withholding Taxes in connection with any exercise or exchange of stock options, warrants or other similar rights; and

(e) Commencing with the Fiscal Quarter ending September 30, 2024, the Borrower may make Restricted Payments, so long as (x) no Default or Event of Default exists, (y) from and after September 30, 2025, to the extent there was positive Excess Cash Flow with respect to the fiscal quarter ending September 30, 2025 and the Borrower was not permitted to repay the Loans pursuant to Section 2.8.3 on such Excess Cash Flow Payment Date due to a failure to satisfy the Payment Conditions (as defined in the ABL Agreement as in effect on the date hereof), the Borrower has repaid all Loan amounts so deferred pursuant to Section 2.8.3, and (z) starting with the Fiscal Quarter ending December 31, 2025, on a pro forma basis, the Total Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, is less than 2.00:1.00, in an aggregate amount not to exceed the sum of:

(i) quarterly dividends in an aggregate amount per Fiscal Year not to exceed $30,000,000; plus

(ii) the Specified Additional Dividend; plus

(iii) any additional Restricted Payments as a result of shares issued as consideration in connection with an Acquisition, so long as either (1) the Total Leverage Ratio has declined as a result of such acquisition by at least 0.50 to 1.00 as contemplated in Section 10.2.16(b)(i)(1) or (2) the condition in Section 10.2.16(b)(i)(2) is satisfied; provided that, in either case, such Restricted Payment shall not exceed $0.48 per share (without given effect to any stock splits, special dividends or similar effect).

10.2.9 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the Ordinary Course of Business that are at prices and on terms and conditions not less favorable to such Person than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Obligors not involving any other Affiliate and (c) any Restricted Payment permitted by Section 10.2.8 and other intercompany transactions expressly permitted by this Agreement.

10.2.10 Restrictive Agreements. Directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Obligors or Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Obligors or any other Subsidiary or to Guarantee Debt of any Obligor or Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document or any permitted extension, renewal, refinancing or replacement thereof, (ii) customary restrictions and conditions in agreements relating to the sale of an asset or a Subsidiary which sale is otherwise permitted hereunder, (iii) customary restrictions and provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (iv) customary provisions in commercial agreements arising in the Ordinary Course of Business and restricting leases, subleases, licenses, or sublicenses, (v) customary restrictions and conditions contained in any agreement relating to any agreement that is permitted under Section 10.2.1, Section 10.2.2, Section 10.2.5, or is otherwise permitted by this Agreement, or (vi) restrictions or conditions in agreements already in existence as of the Closing Date and disclosed to Agent in writing and any renewal, extension, or replacement thereof.

10.2.11 Amendment of Material Documents. Amend, modify or waive any of its rights under (a) any Subordinated Debt Document, or (b) without the prior written consent of the Agent, the Tax Receivable Agreement or its organizational documents, in each case, in any manner adverse to the Lenders.

10.2.12 Capital Expenditures. Since the Closing Date, permit the aggregate amount of all Capital Expenditures (excluding an amount equal to the proceeds of equity contributions (other than Disqualified Equity Interests) made to Borrower that are used to fund such Capital Expenditures and any Capital Expenditures financed with the asset sales proceeds, insurance or condemnation proceeds, asset trade-ins or exchanges or funded as part of an Acquisition permitted pursuant to Section 10.2.16) for Obligors and its Subsidiaries):

(a) to exceed $50,000,000 plus other capital expenditures in respect of turbines acquired or ordered prior to the Closing Date; and

(b) any additional amount, at any time Total Leverage Ratio is less than or equal to 2.00:1.00 as of the end of the most recent fiscal quarter on a pro-forma basis.

10.2.13 Prepayment of Certain Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of the subordination terms of, any Debt except:

(a) the prepayment of the Obligations in accordance with the terms of this Agreement;

(b) regularly scheduled or required prepayments, repayments or redemptions of Debt permitted under Section 10.2.1 (other than (i) ABL Debt, (ii) Subordinated Debt, (iii) Debt permitted under Section 10.2.1(i) and (iv) Guarantees of the foregoing) and refinancings and refundings of such Debt so long as such refinancings and refundings would otherwise comply with Section 10.2.1;

(c) with respect to the ABL Debt, (i) regularly scheduled and voluntary payments of principal and interest, (ii) any mandatory prepayments with the proceeds from dispositions of ABL Priority Collateral (as defined in the Intercreditor Agreement), and (iii) payments as a result of a refinancing thereof not prohibited by the terms of the Intercreditor Agreement;

(d) the prepayment, redemption, purchase, defeasance or other satisfaction of intercompany Debt permitted under Section 10.2.1 solely between and among Obligors subject to any subordination provisions in the Guaranty;

(e) the prepayment, redemption, purchase, defeasance or other satisfaction of intercompany Debt permitted under Section 10.2.1 solely between and among Subsidiaries that are not Obligors; and

(f) the prepayment, redemption, purchase, defeasance or other satisfaction of intercompany Debt permitted under Section 10.2.1 owing by any Subsidiary that is not an Obligor to an Obligor.

No Obligor shall, nor shall it permit any of its Subsidiaries to, make any payments of principal or interest with respect to Subordinated Debt, except to the extent permitted under the subordination terms set forth in the Subordinated Debt Documents.

10.2.14 Property of Foreign Subsidiaries. Permit the aggregate book value of the total assets owned by Foreign Subsidiaries of Obligors to exceed 10% of the aggregate book value of the total assets owned by Obligors and all of their Subsidiaries, unless one or more Foreign Subsidiaries that are organized under the laws of Canada (or any province or territory thereof) or another jurisdiction approved by Required Lenders in their discretion become Guarantors and grant Liens on their assets to secure the Obligations such that, after giving effect to such actions, the aggregate book value of the total assets owned by Foreign Subsidiaries that are not Obligors does not exceed such percentage.

10.2.15 Property of Immaterial Subsidiaries. Permit the aggregate of all revenues of the Immaterial Subsidiaries for any twelve month period ending on the last day of any Fiscal Quarter to exceed $200,000 and will not permit the aggregate value of assets owned by the Immaterial Subsidiaries to exceed $500,000, unless the assets of one or more Immaterial Subsidiaries are pledged, on terms reasonably satisfactory to the Required Lenders, to secure the Obligations and such Immaterial Subsidiary shall execute a Guaranty of the Obligations, on terms reasonably satisfactory to Required Lenders (whereupon such Subsidiary shall no longer be deemed an Immaterial Subsidiary), within 45 calendar days (or such longer period as the Required

Lenders may agree in their sole discretion) after a Senior Officer of Borrower has knowledge of the existence of such excess, in any event such that after giving effect to such pledge and guaranty, the aggregate of all such revenues and assets of any then-remaining Immaterial Subsidiaries would not exceed the amounts set forth above for such period.

10.2.16 Acquisitions. Consummate any Acquisition without the prior written consent of the Required Lenders except for:

(a) any Acquisition (x) to the extent funded with (i) proceeds resulting from the issuance of common Equity Interests of Parent or Borrower or cash capital contributions on account of common Equity Interests of the Parent or Borrower or (ii) Equity Interests of Parent or Borrower or (y) to the extent not funded pursuant to clause (x), in an aggregate amount made from time to time after the Closing Date not to exceed $30,000,000 minus the aggregate amount of Investments made from and after the Closing Date pursuant to Section 10.2.4(k) to the extent outstanding; and

(b) any Acquisition to the extent not permitted under clause (a) above so long such Acquisition satisfies the following conditions precedent:

(i) immediately before and immediately after giving effect to any Acquisition, either:

(1) (x) the Total Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such Acquisition, is less than (y) the Total Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, without giving pro forma basis giving effect to such acquisition, by at least 0.50:1.00; or

(2) the Total Leverage Ratio as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are available, on a pro forma basis giving effect to such acquisition, is less than 1.50:1.00;

(ii) all applicable requirements of Sections 10.1.3(b) and 10.1.12 shall have been satisfied;

(iii) Agent shall have received such other documents as may be reasonably requested by the Agent in connection with such Acquisition;

(iv) Agent shall have received a copy of the fully executed acquisition agreement and all amendments thereto (each, as amended, an “Acquisition Agreement”), relating to the Acquisition; and

(v) Agent shall have received copies of the material documents evidencing the closing of the transactions contemplated by such Acquisition Agreement.

Obligors shall deliver (or cause to be delivered) to Collateral Agent evidence reasonably satisfactory to Required Lenders that all consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the applicable Acquisition shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome conditions.

10.2.17 Parent and Debt. Obligors shall at all times be and remain consolidated subsidiaries of Parent under GAAP. If on any date Parent shall hold any material assets, become liable for any material obligations, engage in any trade or business or conduct any business activity, other than:

(a) the maintenance of its legal existence in compliance with Applicable Law,

(b) the issuance of its Equity Interests to its shareholders,

(c) the making of dividends or distributions on its Equity Interests,

(d) the ownership of the Equity Interests of Borrower,

(e) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws,

(f) the performance of obligations under and compliance with its organizational documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries, or the customary conduct of the activities of a publicly traded holding company,

(g) the incurrence and payment of its operating and business expenses and any Taxes for which it may be liable,

(h) the execution and delivery of any Loan Documents to which it is a party and the performance of its obligations thereunder (and the acknowledgment of any related intercreditor agreement),

(i) the making of payments under the Tax Receivables Agreement (and the compliance with other obligations thereunder),

(j) activities incidental to any of the foregoing, and

(k) the management and payment for legal, tax and accounting matters in connection with any of the foregoing,

then, in such event, each of the references to “Parent” in this Agreement (other than in (a) the definitions of Change of Control, Permitted Tax Distribution, Parent and Tax Receivables Agreement, (b) Section 10.2.8(d), and (c) this Section) shall thereafter be deemed to mean Borrower (without any necessity for amendment of this Agreement), with the result, among other things, that the annual audited financial statements required under Section 10.1.1(a) shall be prepared for the Borrower rather than for Parent and all financial covenants set forth herein shall be determined at the Borrower level.

10.2.18 Funded CapEx Account. Permit any of the proceeds of the Loans deposited into the Funded CapEx Account to be intermingled with funds in any other account of the Obligors or otherwise deposited into another account of the Obligors or withdrawn; provided that, for the avoidance of doubt, the Obligors may disburse such funds for the purposes of paying fees and transaction costs associated with the Transactions and making the capital expenditures set forth on Schedule 1.2.

10.3 Financial Covenant.

10.3.1 As long as any Obligations (other than contingent indemnification or reimbursement obligations for which no claim has been asserted) are outstanding, Parent and Obligors shall maintain:

(a) a Fixed Charge Coverage Ratio of at least 1.25 to 1.00 as of the last day of each fiscal quarter of Parent, beginning with the fiscal quarter ending September 30, 2025.

(b) a Total Leverage Ratio of not greater than (i) for the fiscal quarters ending September 30, 2025 and December 31, 2025, 3.25 to 1.00 and (ii) for each fiscal quarter thereafter, 3.00 to 1.00, in each case, as of the last day of such fiscal quarter of Parent.

10.3.2 Notwithstanding anything to the contrary contained in Section 11.1, in the event that Borrower fails to comply with any covenant set forth in Section 10.3.1 for any applicable period (a “Financial Covenant Default”), and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered for such period pursuant to Section 10.1.1(a) or (b) and the corresponding Compliance Certificate to be delivered pursuant to Section 10.1.1(d) with respect to the applicable fiscal quarterly period hereunder, the Borrower may (in accordance with applicable law) sell or issue common Equity Interests to any Person that is not a Obligor (to the extent such transaction would not result in a Change in Control) or otherwise obtain cash capital contributions on account of common Equity Interests and, in either case, apply the proceeds of such issuance of Equity Interests to increase EBITDA (such application, a “Covenant Cure Payment”); provided that (i) the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, are actually received by the Borrower no later than ten (10) Business Days after the date on which financial statements, for the applicable period for which such Financial Covenant Default has occurred, are required to be delivered pursuant to Section 10.1.1(a) or (b) and the corresponding Compliance Certificate to be delivered pursuant to Section 10.1.1(d) with respect to such fiscal quarter hereunder and (ii) the amount of the Covenant Cure Payment shall not exceed the amount necessary to bring the Borrower into compliance with Section 10.3.1, if any. Subject to the terms set forth above and the terms in clause (b) and (c) below, upon (A) application of the proceeds of such issuance of Equity Interests or cash capital contribution, as applicable, as provided above within the ten (10) Business Day period described above in such amounts sufficient to cure the Events of Default under the covenants set forth in Section 10.3.1, and (B) delivery of an updated Compliance Certificate executed by a financial officer to the Administrative Agent reflecting compliance with the covenants set forth in Section 10.3.1, as applicable, the Borrower shall be deemed to have satisfied the requirements of such covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the covenant and any related default that had occurred shall be deemed cured and no longer in existence. For the avoidance of doubt, the amount of any Covenant Cure Payment made in accordance with the terms of this Section 10.3.2 shall be deemed to increase EBITDA by a like amount for purposes of calculating the Fixed Charge Coverage Ratio or the Total Leverage Ratio for the relevant fiscal quarter.

The parties hereby acknowledge and agree that this Section 10.3.2 may not be relied on for purposes of calculating any financial ratios or other conditions or compliances other than the financial covenants set forth in Section 10.3.1 and shall not result in any adjustment to any amounts (including, for the avoidance of doubt, any decrease to Debt with the proceeds of such issuance of Equity Interests or other cash capital contribution, as applicable) other than the amount of EBITDA referred to in Section 10.3.1 above for purposes of determining the Borrower’s compliance with Section 10.3.1. To the extent a Covenant Cure Payment is applied to increase EBITDA, such Covenant Cure Payment shall only be taken into account in connection with the calculations of the covenants contained in Section 10.3.1 as of a particular fiscal quarter end and any subsequent calculations of such covenants which contain such particular fiscal quarter as part of its trailing twelve-month period or trailing four quarter period.

The cure rights provided in this Section 10.3.2 may not be exercised in any two consecutive quarters. The Borrower may not utilize more than five cures provided in this Section 10.3.2 during the duration of this Agreement.

Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT.

11.1 Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) Borrower fails to pay any principal of any Loan when due (whether at stated maturity, upon acceleration or otherwise);

(b) Borrower fails to pay any interest, fee or other Obligation payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) Any written representation or warranty made by an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given or made;

(d) Parent (with respect only to Section 10.3), an Obligor or Subsidiary breaches or fails to perform any covenant contained in Section 2.1.3, 10.1.1(a), (b), (d), (e) and (f), 10.1.2, 10.1.3(b), 10.1.12 (but only to the extent such breach or failure relates to the notice period set forth therein), 10.1.14, 10.2 or 10.3;

(e) Parent, an Obligor or Subsidiary breaches or fails to perform any other covenant contained in any Loan Document, and such breach or failure is not cured within 20 days after a Senior Officer of Parent, such Obligor or Subsidiary has knowledge thereof or receives notice thereof from Administrative Agent, whichever is sooner;

(f) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; Parent or an Obligor denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Collateral Agent; it is unlawful for an Obligor to perform any of its material obligations under a Loan Document; or any Loan Document ceases to be in full force or effect for any reason (other than as a result of a waiver or release by Administrative Agent and Lenders or as otherwise permitted hereunder or thereunder);

(g) (i) Any event or condition occurs that results in any Material Debt or any Term Loan Debt becoming due prior to its scheduled maturity or (ii) any event or condition occurs that enables or permits (after giving effect to all applicable notice and cure periods) the holder or holders of any Material Debt or Term Loan Debt or any trustee or agent on its or their behalf to cause any Material Debt or Term Loan Debt to become due, or to require the redemption thereof or any offer to redeem to be made in respect thereof, prior to its scheduled maturity or require any Obligor or Subsidiary to make an offer in respect thereto;

(h) One or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (exclusive of amounts covered by insurance that has not been denied by the insurer) shall be rendered against any Obligor or Subsidiary and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor or Subsidiary to enforce any such judgment;

(i) An Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or Obligors, on a consolidated basis, are not Solvent;

(j) (i) An Insolvency Proceeding is commenced by an Obligor or Subsidiary; (ii) an Obligor or Subsidiary makes an offer of settlement, extension or composition to its unsecured creditors generally; (iii) a trustee is appointed to take possession of any substantial Property of or to operate any business of an Obligor or Subsidiary; or (iv) an Insolvency Proceeding is commenced against an Obligor or Subsidiary, and the Obligor or Subsidiary consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor or Subsidiary, the petition is not dismissed within 60 days after filing or an order for relief is entered;

(k) (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or the PBGC; (ii) an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or (iii) any event similar to the foregoing occurs or exists with respect to a Foreign Plan; in the case of subclause (i), (ii) or (iii) has resulted or could reasonably expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or the PBGC that, when taken together with all similar events that have occurred, in the reasonable opinion of the Required Lenders could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall be asserted by Parent, any Obligor or Subsidiary not to be a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents; and

(m) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default under Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its reasonable discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law; and

(b) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Collateral Agent at a place designated by Collateral Agent; (iii) subject to the terms of any applicable Lien Waiver, enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Collateral Agent, in its reasonable discretion, deems advisable. Each Obligor agrees that 10 days’ notice of any proposed sale or other disposition of Collateral by Collateral Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable. Collateral Agent may conduct sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Collateral Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Collateral Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations. The Collateral Agent will only take such action or exercise such remedies at the direction or with the consent of the Required Holders. Any proceeds received from such actions will be applied as set forth in Section 2.9.

11.3 License. For the purpose of enabling Collateral Agent, upon the occurrence and during the continuance of an Event of Default, to exercise the rights and remedies under Section 11.2 at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Collateral Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Collateral Agent’s benefit for the benefit of the Lenders.

11.4 Setoff. At any time during an Event of Default, Administrative Agent, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency other than tax, payroll or employee benefit accounts) at any time held and other obligations (in whatever currency) at any time owing by Administrative Agent, such Lender or such Affiliate to or for the credit or the account of an Obligor against the Obligations, whether or not Administrative Agent, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Administrative Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Administrative Agent, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders under the Loan Documents are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

Section 12. AGENT.

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Lender appoints and designates (i) Silver Point Finance LLC, as Collateral Agent under all Loan Documents and (ii) Banco Santander, S.A., New York Branch, as Administrative Agent under all Loan Documents. Collateral Agent or Administrative Agent, as applicable may, and each Lender authorizes Collateral Agent and Administrative Agent to, enter into all Loan Documents to which such Person is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, (i) Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; and (b) execute and deliver as Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document and (ii) Collateral Agent shall have the sole and exclusive authority to (a) act as collateral agent for Lenders for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (b) manage, supervise or otherwise deal with Collateral; and (c) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise.

12.1.2 Duties. The titles of “Administrative Agent”, “Collateral Agent” and “Agent” are used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Lender or other Person by reason of any Loan Document or related transaction, even if a Default exists. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Administrative Agent and Collateral Agent may perform their respective duties through their respective employees and agents. Administrative Agent may consult with and employ Administrative Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Administrative Agent Professional. Collateral Agent may consult with and employ Collateral Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by a Collateral Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals, in each case, selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Lender unless Administrative Agent and Collateral Agent have received notice to the contrary from such Lender before Administrative Agent or Collateral Agent, as applicable, takes the action. Agent may request instructions from Required Lenders or other Lenders with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Lenders of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its reasonable discretion is contrary to Applicable Law or any Loan Documents or could expose any Agent Indemnitee to potential liability.

12.2 Agreements Regarding Collateral and Borrower Materials

12.2.1 Lien Releases; Care of Collateral. Lenders authorize Collateral Agent to release any Lien on any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrower certifies in writing is a Permitted Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Lenders authorize Collateral Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder or under the Intercreditor Agreement. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Collateral Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral. To the extent required under the laws of any foreign jurisdiction, each Lender hereby grants to Collateral Agent any required power of attorney to take any action with respect to Collateral or to execute any Loan Document on the Lender’s behalf.

12.2.2 [Reserved].

12.2.3 Reports. Administrative Agent shall promptly provide to Lenders and Collateral Agent, and Collateral Agent shall promptly provide to Lenders and Administrative Agent, when complete, any field examination, audit, appraisal or consultant report prepared for Administrative Agent or Collateral Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrower’s books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any Communication (including those by telephone, e-mail or other electronic means) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act on any Communication and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If a Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Collateral Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations or assert any rights relating to any Collateral. Collateral Agent is hereby authorized, on behalf on the Lenders to file a proof of claim and vote claims for the Obligations in any proceeding under the Bankruptcy Code. At any foreclosure or other realization event with respect to the Collateral (including any sale authorized pursuant to the Bankruptcy Code), Collateral Agent shall be entitled to credit bid the Obligations and establish vehicles and procedures therefor, at the direction of the Required Lenders and on behalf of the Lenders.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from the other Lenders participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 2.11, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender , the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender Party shall set off against a Deposit Account without Collateral Agent’s prior consent.

12.6 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS, ON A PRO RATA BASIS, ADMINISTRATIVE AGENT INDEMNITEES AND COLLATERAL AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF OBLIGORS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH AGENT INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST (I) AN ADMINISTRATIVE AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR ADMINISTRATIVE AGENT (IN THE CAPACITY OF ADMINISTRATIVE AGENT) AND (II) A COLLATERAL AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR COLLATERAL AGENT (IN THE CAPACITY COLLATERAL AGENT). In Collateral Agent’s discretion, it may reserve for any Claims made against an Administrative Agent Indemnitee or Collateral Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Lender for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor or Lender of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Lenders with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent.

(a) Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Collateral Agent, Lenders and Borrower. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower. If no successor is appointed by the effective date of Administrative Agent’s resignation, then on such date, Administrative Agent may appoint a successor acceptable to it in its reasonable discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Collateral Agent shall automatically assume all rights and duties of Administrative Agent. The successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act. The retiring Administrative Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Administrative Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Administrative Agent, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Banco Santander, S.A. New York Branch by merger or acquisition of stock or this loan shall continue to be Administrative Agent hereunder without further act on the part of any Lender or Obligor.

(b) Collateral Agent may resign at any time by giving at least 30 days written notice thereof to Administrative Agent, Lenders and Borrower. Required Lenders may appoint a successor that is (a) a Lender or Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrower. If no successor is appointed by the effective date of Collateral Agent’s resignation, then on such date, Collateral Agent may appoint a successor acceptable to it in its reasonable discretion (which shall be a Lender unless no Lender accepts the role) or, in the absence of such appointment, Administrative Agent shall automatically assume all rights and duties of Collateral Agent. The successor Collateral Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Collateral Agent without further act. The retiring Collateral Agent shall be discharged from its duties hereunder on the effective date of its resignation, but shall continue to have all rights and protections available to Collateral Agent under the Loan Documents with respect to actions, omissions, circumstances or Claims relating to or arising while it was acting or transferring responsibilities as Collateral Agent or holding any Collateral on behalf of Lenders, including indemnification under Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Silver Point Finance, LLC by merger or acquisition of stock or this loan shall continue to be Collateral Agent hereunder without further act on the part of any Lender or Obligor.

12.8.2 Co-Collateral Agent. If appropriate under Applicable Law, Collateral Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Collateral Agent under the Loan Documents shall also be vested in such agent. Lenders shall execute and deliver any instrument or agreement that Collateral Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of the agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Collateral Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Lender acknowledges and agrees that the other Lenders have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. No act by Agent, including any consent, amendment, acceptance of assignment or due diligence by Agent, shall be deemed to constitute a representation by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender will, independently and without reliance upon any other Lender, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility, and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course, is sophisticated with respect to making such decisions and holding such loans, and is entering into this Agreement for the purpose of making, acquiring or holding commercial loans and providing other facilities as set forth herein, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument. Each Lender agrees not to assert any claim in contravention of the foregoing.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. Payments by any Lender to Agent shall be made by the time and date provided herein, in immediately available funds. Payment by Agent to any Lender shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Recovery of Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.10.2 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.10.2(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 12.10.2(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.10.2(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitment) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment (or, to the extent applicable, an agreement incorporating an Assignment by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitment which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitment of any Lender.

(ii) Subject to Section 13.3, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided that this Section 12.10.2 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.10.2 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.10.3 Distributions. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Lender. If Agent is required to return any amounts applied by it to Obligations held by a Lender, such Lender shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 [Reserved].

12.12 Titles. Each Lender shall in no event have any fiduciary duty to any other party hereto.

12.13 Certain ERISA Matters.

12.13.1 Lender Representations. Each Lender represents and warrants, as of the date it became a Lender party hereto, and covenants, from the date it became a Lender party hereto to the date it ceases being a Lender party hereto, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of Obligors, that at least one of the following is and will be true: (a) Lender is not using “plan assets” (within the meaning of ERISA Section 3(42) or otherwise) of one or more Benefit Plans with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments or Loan Documents; (b) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents; (c)(i) Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of Lender to enter into, participate in, administer and perform the Loans, Commitments and Loan Documents, (iii) the entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14, and (iv) to the best knowledge of Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to Lender’s entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents; or (d) such other representation, warranty and covenant as may be agreed in writing between Agent, in its discretion, and Lender.

12.13.2 Further Lender Representation. Unless Section 12.13.1(a) or (d) is true with respect to a Lender, such Lender further represents and warrants, as of the date it became a Lender hereunder, and covenants, from the date it became a Lender to the date it ceases to be a Lender hereunder, for the benefit of, Agent and not, for the avoidance of doubt, to or for the benefit of any Obligor, that Agent is not a fiduciary with respect to the assets of such Lender involved in its entrance into, participation in, administration of and performance of the Loans, Commitments and Loan Documents (including in connection with the reservation or exercise of any rights by Agent under any Loan Document).

12.14 [Reserved]..

12.15 [Reserved].

Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS.

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Administrative Agent, Collateral Agent, Lenders, and their respective successors and assigns, except that (a) no Obligor may assign or delegate its rights or obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Administrative Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if it had not sold such participating interests, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Administrative Agent and the other Lenders shall not have any obligation or liability to any such Participant.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, Guarantor or substantially all Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrower (solely for tax purposes), maintain a register (the “Participant Register”) in which it enters the Participant’s name, address and interest in Loans (and stated interest). Entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the Participant Register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such Participant Register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by Administrative Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Loans retained by the transferor Lender is at least $5,000,000 (unless (i) such partial assignment is to a Lender, Affiliate of a Lender or Approved Fund) otherwise agreed by Borrower and Administrative Agent in their discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment to Administrative Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Administrative Agent of a fully executed and completed Assignment accompanied by a processing fee of $3,500 (unless otherwise agreed by Administrative Agent in its discretion), the assignment specified therein shall be effective as provided in the Assignment as long as it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable.

13.3.3 Certain Assignees. No assignment or participation may be made to an Obligor, an Affiliate of an Obligor, or one or more natural persons. Administrative Agent shall have no obligation to determine whether any assignment is permitted under the Loan Documents.

13.3.4 Register. Administrative Agent, acting as a non-fiduciary agent of Borrower (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and the Loans and interest owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Administrative Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrower or any Lender, from time to time upon reasonable notice.

13.3.5 Allocated Commitments. Notwithstanding the foregoing or anything in this Agreement to the contrary, on or before the date that is five (5) Business Days following the Closing Date, Banco Santander, S.A., New York Branch as Lender shall be permitted to assign its Loans to the Persons identified in Schedule 1.1-A so that the percentage of outstanding Loans matches the percentage of the Allocated Commitments and such assignment shall not require the payment of any processing fees, the delivery of an Assignment or the consent of any of the parties hereto.

13.4 Replacement of Certain Lenders. If a Lender within the last 120 days failed to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then Administrative Agent or Borrower may, upon 10 days’ notice to such Lender, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment(s), within 20 days after the notice. Administrative Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

Section 14. MISCELLANEOUS.

14.1 Consents, Amendments and Waivers

14.1.1 Amendment. No Modification of a Loan Document shall be effective without the prior written agreement of Administrative Agent (with the consent of Required Lenders and with a fully executed copy thereof delivered to Collateral Agent) and each affected Obligor party to such Loan Document; provided, that:

(a) (i) any Modification that does not alter any provision in a Loan Document that relates to any rights, duties or discretion of Administrative Agent shall not require the consent of Administrative Agent, and (ii) without the prior written consent of Collateral Agent, no Modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Collateral Agent;

(b) without the prior written consent of each affected Lender, no Modification shall (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (excluding any waiver of the Default Rate of interest); (iii) extend the Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (b);

(c) without the prior written consent of all Lenders, no Modification shall (i) alter this Section 14.1.1; (ii) amend the definition of (A) Pro Rata or (B) Required Lenders, or; (iii) subject to the Intercreditor Agreement, subordinate, or have the effect of subordinating, the Obligations hereunder to any other Debt or other obligation; (iv) subject to the Intercreditor Agreement, subordinate, or have the effect of subordinating, the Liens on the Term Priority Collateral securing the Obligations to Liens securing any other Debt or other obligation (other than to Purchase Money Liens securing Purchase Money Debt permitted pursuant to Section 10.2.1(f)); (v) except in connection with a transaction expressly permitted hereby, release all or substantially all Collateral; (vi) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; or (vii) change any Loan Document provision requiring consent or action by all Lenders; and

(d) if Real Estate secures any Obligations, no Modification of a Loan Document shall add, increase, renew or extend any credit line hereunder until the completion of flood diligence and documentation as required by Flood Laws or as otherwise reasonably satisfactory to all Lenders.

14.1.2 Limitations. Notwithstanding anything in any Loan Document to the contrary, Administrative Agent may, in consultation with Borrower, make or adopt Conforming Changes from time to time and any amendment or notice implementing such changes will become effective without further action or consent of any other party; provided, that Administrative Agent shall post or otherwise provide same to Borrower and Lenders reasonably promptly after it becomes effective. No agreement of any Obligor shall be required for any Modification of a Loan Document that deals solely with the rights and duties of Lenders and/or Administrative Agent as among themselves. Only the consent of the parties to any agreement relating to fees shall be required for Modification of such agreement. Any waiver or consent granted by Administrative Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified. Each Lender irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of Borrower and Collateral Agent), to amend and restate this Agreement and other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), such Lender shall have no other commitment or other obligation hereunder and shall have be paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

14.1.3 Corrections. Without action or consent by any other party to this Agreement, (a) Collateral Agent and Borrower may amend a Loan Document to cure an ambiguity, omission, mistake, typographical error, or other defect in any provision, schedule or exhibit thereof; and (b) Administrative Agent may revise Schedule 1.1 to reflect changes in Commitments from time to time.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that arises from the gross negligence, bad faith or willful misconduct of such Indemnitee or any dispute solely among the Indemnitees and not from any act or omission of any Obligor or its Affiliates, other than Claims against any arranger or agent in their capacities as such. This Section 14.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax Claim.

14.3 Notices and Communications

14.3.1 Notice Address. Subject to Section 14.3.2, all Communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. In addition, a Communication from Administrative Agent to Lenders may, to the extent permitted by law, be delivered electronically (i) by transmitting the Communication to the electronic address specified to Administrative Agent in writing by the applicable Lender from time to time, or (ii) by posting the Communication on a website and sending the Lender notice (electronically or otherwise) that the Communication has been posted and providing instructions (at such time or prior to delivery of such Communication) for viewing it. Each Communication shall be effective only (a) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; (b) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (c) if provided electronically by Administrative Agent to Lenders, when the Communication (or notice advising of its posting to a website) is sent to the Lender’s electronic address. Any written Communication not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower shall be deemed received by all Obligors.

14.3.2 Communications. Electronic and telephonic Communications (including e-mail, messaging, voice mail and websites) may be used only for routine communications, such as the delivery of financial statements and other information required by Section 10.1.1, administrative matters, distribution of Loan Documents for execution and delivery of executed signature pages and such other communications as agreed by Administrative Agent and Borrower. Administrative Agent makes no assurance as to the privacy or security of electronic or telephonic Communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Administrative Agent, including electronic delivery (if requested by Administrative Agent) to an electronic system maintained by it (“Platform”). Borrower shall notify Administrative Agent of each posting of Borrower Materials on the Platform (which notice may be communicated electronically in accordance with Section 14.3.2) and the Borrower Materials on the Platform shall be deemed received by Administrative Agent only upon its receipt of such notice. Communications, Borrower Materials and other information relating to this credit facility may be made available to Lenders on the Platform. The Platform is provided “as is” and “as available.” Administrative Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Administrative Agent Indemnitee shall have any liability to Obligors, Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system. Administrative Agent may, but is not obligated to, make Communications available to Obligors and Lenders by posting them on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or other electronic platform.

14.3.4 Public Information. Obligors and Lenders acknowledge that “public” information may not be segregated from material non-public information on the Platform. Lenders acknowledge that Borrower Materials may include Obligors’ material non-public information, which should not be made available to personnel who do not wish to receive such information or may be engaged in trading, investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Administrative Agent and Lenders may rely on any Communication purportedly given by or on behalf of an Obligor even if it is not made in a manner specified herein, incomplete or not confirmed, or if the terms thereof, as understood by the recipient, vary from an earlier Communication or later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any Communication purportedly given by or on behalf of any Obligor.

14.3.6 Reliance on Communications. No Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with an Electronic Signature transmitted by telecopy, emailed .pdf or other electronic means). Lenders may rely on, and shall incur no liability under or in respect of any Loan Document by acting on, any written Communication (which may be a fax, electronic message, internet or intranet website posting, or other distribution, or signed by an Electronic Signature) reasonably believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Agent shall be entitled to rely on the e-mail addresses and telephone numbers provided by Obligors, Lenders and their authorized representatives. Each Obligor hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of any Loan Document or other Communication based solely on the lack of a paper original copy thereof, and (b) waives any claim against any Indemnitee for liabilities arising from its reliance on or use of Electronic Signatures, including liabilities relating to an Obligor’s failure to use a security measure in connection with execution, delivery or transmission of an Electronic Signature.

14.4 Performance of Obligors’ Obligations. Administrative Agent or Collateral Agent may, as applicable, in their reasonable discretion and good faith business judgment, at any time and from time to time, at Obligors’ expense with, unless an Event of Default is continuing, five (5) days prior written notice to the Borrower, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Administrative Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Collateral Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Collateral Agent and Administrative Agent under this Section shall be reimbursed to such party by Obligors, promptly following written demand therefor, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Loans. Any payment made or action taken by Collateral Agent or Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Administrative Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Execution; Electronic Records. Any Loan Document, including any required to be in writing, may (if agreed by Administrative Agent) be in the form of an Electronic Record and may be executed using Electronic Signatures. An Electronic Signature on or associated with any Communication shall be valid and binding on each Obligor and other party thereto to the same extent as a manual, original signature, and any Communication entered into by Electronic Signature shall constitute the legal, valid and binding obligation of each party, enforceable to the same extent as if a manually executed original signature were delivered. A Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The parties may use or accept manually signed paper Communications converted into electronic form (such as scanned into pdf), or electronically signed Communications converted into other formats, for transmission, delivery and/or retention. Administrative Agent and Lenders may, at their option, create one or more copies of a Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Person’s business, and may destroy the original paper document. Any Communication in the form or format of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything herein, (a) Administrative Agent is under no obligation to accept an Electronic Signature in any form unless expressly agreed by it pursuant to procedures approved by it; (b) each Lender shall be entitled to rely on any Electronic Signature purportedly given by or on behalf of an Obligor without further verification and regardless of the appearance or form of such Electronic Signature; and (c) upon request by Administrative Agent, any Loan Document using an Electronic Signature shall be promptly followed by a manually executed original counterpart.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Administrative Agent or any Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Administrative Agent or Lenders pursuant to the Loan Documents or otherwise shall be deemed to constitute Administrative Agent and any Lender to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Administrative Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and their Affiliates, on one hand, and Administrative Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Obligors have consulted their own legal, accounting, regulatory, tax and other advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Administrative Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Administrative Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Administrative Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Administrative Agent and Lenders shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, auditors, advisors, attorneys, consultants, service providers and other representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) to the extent such Information is (i) publicly available other than as a result of a breach of this Section, (ii) available to Administrative Agent and any Lender or any of their Affiliates on a nonconfidential basis from a source other than Borrower, or (iii) independently discovered or developed by a party hereto without utilizing any Information or violating this Section; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower. Obligors consent to the publication by Administrative Agent and Lenders of customary advertising material relating to transactions contemplated hereby, using the names, product photographs, logos or trademarks of Obligors and Subsidiaries. Administrative Agent and Lenders may disclose information regarding this Agreement and the credit facility hereunder to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders in connection with the Loan Documents and Commitments. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Administrative Agent and Lenders acknowledge that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person and, in any event, nothing in this Agreement shall restrict or impede any Person from reporting possible legal violations to any regulatory authority.

14.13 [Reserved]..

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum

14.15.1 Forum. PARENT, EACH LENDER AND EACH OBLIGOR HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK, OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY

WAY TO ANY LOAN DOCUMENTS, AND AGREE THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. PARENT, EACH LENDER AND EACH OBLIGOR IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions. Nothing herein shall limit the right of any party to bring proceedings against any other party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by any party hereto of any judgment or order obtained in any forum or jurisdiction.

14.16 Waivers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (B) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY COLLATERAL AGENT ON WHICH PARENT OR AN OBLIGOR MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING COLLATERAL AGENT MAY DO IN THIS REGARD; (C) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (D) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING COLLATERAL AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (E) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (F) ANY CLAIM AGAINST AN INDEMNITEE ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (G) NOTICE OF ACCEPTANCE HEREOF. EACH PARTY HERETO ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE OTHER PARTIES HERETO ENTERING INTO THIS AGREEMENT AND THAT THEY ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH EACH PARTY HERETO. Each party hereto has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Lender) acknowledges that, with respect to any Lender that is an Affected Financial Institution, any liability of such Lender arising under a Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and each party hereto agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liability which may be payable to it by such Lender; and (b) the effects of any Bail-in Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of any Write-Down and Conversion Powers.

14.18 Patriot Act Notice. Administrative Agent and Lenders hereby notify Obligors that pursuant to the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Administrative Agent and Lenders to identify it in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Obligors shall, promptly upon request, provide all documentation and other information as Administrative Agent or any Lender may request from time to time for purposes of complying with any “know your customer,” anti-money laundering or other requirements of Applicable Law, including the Patriot Act and Beneficial Ownership Regulation.

14.19 Intercreditor Agreement.

14.19.1 Acknowledgment. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof as if such Lender was a signatory thereto. Each Lender (and each Person that agrees to become a Lender pursuant to Section 13) hereby authorizes and directs Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that Administrative Agent, in its capacity thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

14.19.2 General. Notwithstanding anything to the contrary herein, Collateral Agent’s Liens and the exercise of any right or remedy by Collateral Agent or Administrative Agent under this Agreement or any other Loan Document against the Collateral are subject to the provisions of the Intercreditor Agreement. In the event of a conflict between this Agreement or any other Loan Document and the Intercreditor Agreement, the Intercreditor Agreement will control.

14.20 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

SOLARIS ENERGY INFRASTRUCTURE, LLC

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer

GUARANTORS:

SOLARIS OILFIELD SITE SERVICES OPERATING, LLC

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

Signature Page to

Senior Secured Term Loan Agreement

SOLARIS OILFIELD SITE SERVICES PERSONNEL LLC

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

SOLARIS LOGISTICS, LLC

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

SOLARIS OILFIELD TECHNOLOGIES, LLC

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

Signature Page to

Senior Secured Term Loan Agreement

SOLARIS TRANSPORTATION, LLC

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

MOBILE ENERGY RENTALS LLC,

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

Signature Page to

Senior Secured Term Loan Agreement

PARENT:

SOLARIS ENERGY INFRASTRUCTURE, INC.

By:	/s/ Kyle Ramachandran
Name:	Kyle Ramachandran
Title:	President and Chief Financial Officer
Address:
9651 Katy Freeway, Suite 300,
Houston, Texas 77024
Attention:	Legal Department
Email:	Christopher.powell@solarisoilfield.com

Signature Page to

Senior Secured Term Loan Agreement

AGENTS AND LENDERS:

BANCO SANTANDER, S.A., NEW YORK BRANCH, as Administrative Agent and Lender

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Executive Director

By:	/s/ Michael Leonardos
Name:	Michael Leonardos
Title:	Executive Director
Address:
437 Madison Avenue
New York, NY 10022
Attn:	LevFin BSNY Agency Operations
Email:	levfinbsnyagencyoperations@santander.us

SILVER POINT FINANCE LLC, as Collateral Agent

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory
Address:
2 Greenwich Plaza
Greenwich, CT 06831
Attn:	CreditAdmin
Email:	CreditAdmin@silverpointcapital.com

Signature Page to

Senior Secured Term Loan Agreement